UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-12

           FRANKLIN COVEY CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held
January 23, 2015

FRANKLIN COVEY CO.

You are cordially invited to attend the Annual Meeting of Shareholders of Franklin Covey Co. (the Company), which will be held on Friday, January 23, 2015 at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331 (the Annual Meeting), for the following purposes:

(i)	To elect seven directors to serve until the 2016 annual meeting of shareholders;

(ii)	To hold an advisory vote on executive compensation;

(iii)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2015;

(iv)	To approve the 2015 Omnibus Incentive Plan; and

(v)	To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 23, 2015.  The proxy statement and annual report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2015.

The Board of Directors has fixed the close of business on Friday, November 28, 2014 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person.  To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board of Directors,

/s/ Robert A. Whitman

Robert A. Whitman
Chairman of the Board of Directors
December 22, 2014

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please promptly complete your proxy.  Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

i

Franklin Covey Co.
2200 West Parkway Boulevard
Salt Lake City, Utah  84119-2331

PROXY STATEMENT

Annual Meeting of Shareholders
January 23, 2015

SOLICITATION OF PROXIES

This Proxy Statement is being made available to the shareholders of Franklin Covey Co., a Utah corporation (us, our, we, FranklinCovey, or the Company), in connection with the solicitation by the board of directors (the Board or Board of Directors) of the Company of proxies from holders of outstanding shares of our Common Stock, $0.05 par value per share (the Common Stock) for use at our Annual Meeting of Shareholders to be held on Friday, January 23, 2015, at 8:30 a.m., at the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, and at any adjournment or postponement thereof.  This Proxy Statement, the Notice of Annual Meeting of Shareholders, and the accompanying form of proxy are first being mailed to shareholders of the Company on or about December 22, 2014.

PURPOSE OF THE ANNUAL MEETING

Shareholders of the Company will consider and vote on the following proposals: (i) to elect seven directors to serve until the next annual meeting; (ii) to hold an advisory vote on executive compensation; (iii) to ratify the appointment of Ernst & Young LLP (Ernst & Young) as our independent registered public accountants for the fiscal year ending August 31, 2015; (iv) to approve the 2015 Omnibus Incentive Plan; and (v) to transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.

COSTS OF SOLICITATION

We will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparation, assembly, printing, and mailing to shareholders this Proxy Statement and accompanying materials.  In addition to the solicitation of proxies by use of the mails, our directors, officers, and employees, without receiving additional compensation, may solicit proxies personally or by telephone, facsimile, or electronic mail.  Arrangements will be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and we will reimburse such brokerage firms, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

INFORMATION ABOUT VOTING

Who Can Vote

The only voting securities that we have outstanding are shares of our Common Stock.  Our Board of Directors has fixed the close of business on Friday, November 28, 2014 as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the Record Date).  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the Record Date, there were 16,874,683 shares of our Common Stock issued and outstanding.  The holders of record of the shares of our Common Stock on the Record Date are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

How You Can Vote

You may submit your proxy by mail, telephone, or the Internet.  If you are submitting your proxy by mail, you should complete, sign, and date your proxy card and return it in the envelope provided.  Sign your name exactly as it appears on the proxy card.  If you plan to vote by telephone or the Internet, voting instructions are printed on your proxy card.  If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares.  If you provide specific voting instructions, your shares will be voted as you have instructed.  Proxy cards submitted by mail must be received by our voting tabulator no later than January 22, 2015 to be voted at the Annual Meeting.  You may also vote in person at the Annual Meeting.

Voting by Proxy

Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies.  If no instructions are indicated, such shares will be voted (i) FOR the election of each of the seven director nominees (Proposal No. 1); (ii) FOR the proposal regarding an advisory vote on executive compensation (Proposal No. 2); (iii) FOR the ratification of the appointment of Ernst & Young as our independent registered public accountants for the fiscal year ending August 31, 2015 (Proposal No. 3); (iv) FOR the approval of the 2015 Omnibus Incentive Plan (Proposal No. 4); and in the discretion of the proxy holders as to any other matters as may properly come before the Annual Meeting or at any adjournment or postponement thereof.  It is not anticipated that any other matters will be presented at the Annual Meeting.

Voting at the Annual Meeting

You may vote in person by written ballot at the Annual Meeting.  However, if your shares are held in the name of a broker, trust, bank, or other nominee, you must bring a legal proxy or other proof from that broker, trust, bank, or other nominee of your beneficial ownership of those shares as of the record date in order to vote at the Annual Meeting.  If you vote by proxy and also attend the Annual Meeting, you do not need to vote again at the Annual Meeting.

Revocation of Proxies

A shareholder who has completed a proxy may revoke it at any time prior to its exercise at the Annual Meeting by returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth below, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting.  Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Holders of common stock will vote as a single class.

Unless a nominee receives a greater number of votes “withheld” or “against” than votes “for” such nominee, the seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The ratification of the appointment of Ernst & Young as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Approval of the 2015 Omnibus Incentive Plan requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

The Company’s Principal Office and Main Telephone Number

Our principal executive offices are located at 2200 West Parkway Blvd., Salt Lake City, Utah 84119-2331 and our main telephone number is (801) 817-1776.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Nominees for Election to the Board of Directors

Our Board currently consists of seven directors, of which five are considered independent.  Each of the directors standing for election will serve a one-year term expiring at the next annual meeting of shareholders.  At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this Proxy Statement.

Our directors have significant experience with our business and are familiar with the risks and competition we face, which allow them to participate actively and effectively in Board and committee discussions and deliberations.  Our directors meet and speak frequently with each other and with members of our senior management team.  These formal meetings and informal discussions occur based on the needs of our business and the market environment.

The Nominating and Governance Committee of the Board (the Nominating Committee) and the Board believe the skills, qualities, attributes, and experiences of its directors provide the Company with the business acumen and range of perspectives to engage each other and management to effectively address our evolving needs and represent the best interests of our shareholders.  The biographies below describe the skills, qualities, attributes, and experiences of each of the nominees that led the Board to determine that it is appropriate to nominate these directors for re-election.

Clayton M. Christensen, 62

Independent Director
Director Since: March 2004
Committees: None
Other Directorships: Tata Consultancy Services (NYSE), W.R. Hambrecht, and Vanu, Inc.

 Dr. Christensen is the Kim B. Clark Professor of Business Administration at the Harvard Business School where he has been a faculty member since 1992.  Dr. Christensen was a Rhodes Scholar and received his Masters of Philosophy degree from Oxford and his MBA and DBA from the Harvard Business School.  He also served as President and Chairman of CPS Technologies from 1984 to 1989.  From 1979 to 1984 he worked as a consultant and project manager for the Boston Consulting Group.  Dr. Christensen is the founder of Rose Park Advisors, Innosight LLC, and the Christensen Institute for Disruptive Change.

Director Qualifications:  Dr. Christensen’s research and teaching interests center on building new growth businesses and sustaining the success of companies.  His specific area of focus is in developing organizational capabilities.  Dr. Christensen is widely recognized as a leader in these fields and his knowledge and valuable insights enable him to make significant contributions to our strategic direction and development of new training and consulting services.  Additionally, Mr. Christensen’s previous work with various companies provides him with a broad perspective in the areas of management and operations.

Michael Fung, 64

Independent Director
Director Since: July 2012
Committees: Chair of the Audit Committee and a member of all other standing committees
Other Directorships: 99 Cents Only Stores, LLC

Mr. Fung retired after 11 years of service from Wal-Mart Stores, Inc. where he was the Senior Vice-President and Chief Financial Officer of Wal-Mart U.S., a position he held from 2006 through his retirement in February 2012.  From 2001 to 2003, Mr. Fung served as Vice President of Finance and Administration for Global Procurement and was promoted in 2003 to Senior Vice President and Chief Audit Executive.  In his previous roles with Wal-Mart, Mr. Fung was responsible for U.S. finance operations, including strategy, merchandising, logistics, real estate, operations, professional services, and financial planning and analysis.  Prior to his experience at Wal-Mart, Mr. Fung held financial leadership positions at Universal Foods Corporation, Vanstar Corporation, Bass Pro Shops, Inc., and Beatrice Company.  Mr. Fung received his Bachelor’s degree in accounting from the University of Illinois and an MBA from the University of Chicago.  Mr. Fung is a Certified Public Accountant in the state of Illinois (inactive) and serves as Chairman of the Board of the Asian Pacific Islander American Scholarship Fund, as a member of The Committee of 100, and the University of Illinois Foundation.

Director Qualifications: Mr. Fung’s extensive financial background and expertise, as well as international leadership experience, provides him with wide-ranging knowledge and experience.  His professional involvement in various capacities during his career enabled Mr. Fung to gain experience in many areas including auditing, internal control, financial planning, organizational development, strategic planning, and corporate governance.  Mr. Fung’s substantial financial knowledge and leadership experience qualify him to be a financial expert and enable him to make valuable contributions to our Board of Directors and on the Audit Committee.

Dennis G. Heiner, 71

Lead Independent Director
Director Since: January 1997
Committees: Chair of the Nominating Committee and member of all other standing committees
Other Directorships: None

Mr. Heiner currently serves as Managing Member of Sunrise Oaks Capital Fund, LLC, a small private bridge loan financing fund.  Mr. Heiner served from 1999 to 2004 as President and Chief Executive Officer of Werner Holding Co., a leading manufacturer of climbing products and aluminum extrusions.  Prior to joining Werner, he was employed by Black & Decker Corporation from 1985 to 1999 where he served for 6 years as Senior Vice President and President Worldwide Small Electric Appliances, and later as Executive Vice President and President of the Hardware and Home Improvement Group, a world leader in residential door hardware and plumbing fixtures.  From 1979 to 1985, Mr. Heiner was employed by Beatrice Foods where he served as a Division President.  From 1972 to 1979, Mr. Heiner was employed by Conroy Inc., a manufacturer of recreational vehicles, where he held positions of Director of Marketing and Vice President of Finance and International Marketing.  Mr. Heiner has also served on several other boards including Rayteck, Shell Oil’s AERA Board, and Werner Holdings.  Mr. Heiner received his Bachelor of Arts degree from Weber State University and his MBA degree from Brigham Young University.  He also completed Executive programs at Northwestern’s Kellogg School of Management and the Harvard Business School.

Director Qualifications: Mr. Heiner brings to the Board of Directors chief executive leadership and business management experience, as well as strong operational knowledge and expertise.  Mr. Heiner’s broad industry experience, including previous roles in leadership, finance, and marketing, provides the Board of Directors with valuable contributions in the areas of management, strategy, leadership, governance, growth, and long-term planning.  Mr. Heiner’s executive leadership experience and strong business background enable him to provide strong and independent leadership on the Board of Directors in his role as Lead Independent Director.  Mr. Heiner also makes important contributions to our Company in the areas of board and business leadership development and succession planning.

Donald J. McNamara, 61

Independent Director
Director Since: June 1999
Committees: None
Other Directorships: Kimpton Hotel and Restaurant Group, LLC; Crow Holdings; and Enlivant

Mr. McNamara is the founder of The Hampstead Group, LLC (The Hampstead Group), a private equity investor based in Dallas, Texas, and has served as its Chairman since its inception in 1989.  Mr. McNamara received an undergraduate degree in architecture from Virginia Tech in 1976 and an MBA from Harvard University in 1978.  The Hampstead Group is the sponsor of Knowledge Capital, and Mr. McNamara serves on the Board as a designee of Knowledge Capital.

Director Qualifications: Mr. McNamara’s experience in private equity provides him with considerable expertise in financial and strategic matters.  This expertise enables him to make valuable contributions to the Company in the areas of raising capital, capital deployment, acquisitions and dispositions, and other major financial decisions.  Mr. McNamara’s involvement with other entities throughout his career provides him with wide-ranging perspective and experience in the areas of management, operations, and strategy.  In addition, Mr. McNamara has a meaningful understanding of our operations having served on our Board of Directors for more than 15 years, enabling him to make contributions to our strategy, innovation, and long-range plans.

Joel C. Peterson, 67

Director
Director Since: May 1997
Committees: None
Other Directorships: Chairman of the Board at JetBlue Airways (NASDAQ), and Director at Ladder Capital Finance and Bonobos

Mr. Peterson is on the faculty of the Graduate School of Business at Stanford University and has been since 1992, teaching courses in real estate investment, entrepreneurship, and leadership.  Mr. Peterson is also the founder and Chairman of Peterson Partners, a Salt Lake City-based investment management firm which has invested in over 150 companies through 11 funds in four primary asset classes: growth-oriented private equity, venture capital, real estate, and search funds.  Prior to Stanford Business School and founding Peterson Partners, Mr. Peterson was Chief Executive Officer of Trammell Crow Company, then the world’s largest private commercial real estate development firm.  Mr. Peterson earned an MBA from Harvard University and received his bachelor’s degree from Brigham Young University.

Director Qualifications: Mr. Peterson brings chief executive leadership, extensive financial experience, and strong academic skills to our Board of Directors.  Mr. Peterson’s roles in executive leadership, financial management, and private equity enable him to make key contributions in the areas of leadership, raising capital, capital deployment, strategy, operations, and growth.  His experience with Peterson Partners and teaching courses on entrepreneurship adds valuable knowledge in growth and long-term strategic planning as well as accessing and deploying capital.  Mr. Peterson also has a deep understanding of the Company’s operations and background with over 15 years of experience on our Board of Directors.  Further, prior to the FranklinCovey merger, Mr. Peterson served as a director of Covey Leadership Center from 1993 to 1997.

E. Kay Stepp, 69

Independent Director
Director Since: May 1997
Committees: Chair of the Organization and Compensation Committee and member of all other standing committees
Other Directorships: StanCorp Financial Group (NYSE)

Ms. Stepp, a retired executive, is the former Chairperson of the Board of Providence Health and Services, and served as President and Chief Operating Officer of Portland General Electric, an electric utility, from 1978 to 1992.  She formerly was principal of Executive Solutions, an executive coaching firm, from 1994 to 2001, and was a director of the Federal Reserve Bank of San Francisco from 1991 to 1995.  Ms. Stepp also served as a director of the Covey Leadership Center from 1992 to 1997.  She received her Bachelor of Arts degree from Stanford University and a Master of Arts in Management from the University of Portland.  Ms. Stepp also attended the Stanford Executive Program and the University of Michigan Executive Program.

Director Qualifications: Ms. Stepp’s experience in management and as chief operating officer brings valuable knowledge to the Board of Directors in areas such as marketing, distribution, human resources, technology, and administration.  Ms. Stepp also brings the Company extensive governance experience with public corporations, private corporations, and non-profit organizations.  This background and experience allow Ms. Stepp to make valuable contributions to the Board of Directors in the areas of operations, management, compensation, and organizational development.  She also brings special expertise and experience in human resource management and compensation from her consulting career, which provides her with the knowledge to serve as the chairperson of the Board’s Compensation and Organization Committee.  Ms. Stepp has a deep understanding of our operations and long-term goals from her years of experience on the Board of Directors.

Robert A. Whitman, 61

Chairman of the Board and Chief Executive Officer
Director Since: May 1997
Committees: None
Other Directorships: None

Mr. Whitman has served as Chairman of the Board of Directors since June 1999 and as President and Chief Executive Officer of the Company since January 2000.  Mr. Whitman previously served as a director of the Covey Leadership Center from 1994 to 1997.  Prior to joining us, Mr. Whitman served as President and Co-Chief Executive Officer of The Hampstead Group from 1992 to 2000 and is a founding partner at Whitman Peterson.  Mr. Whitman received his Bachelor of Arts degree in Finance from the University of Utah and his MBA from the Harvard Business School.

Director Qualifications: Mr. Whitman’s leadership experience as the Chief Executive Officer of the Company and his in-depth knowledge of our strategic priorities and operations enable him to provide valuable contributions and facilitate effective communication between management and the Board of Directors.  Mr. Whitman’s role as Chief Executive Officer also enables him to provide important contributions to strengthening our leadership, operations, strategy, growth and long-range plans.  Mr. Whitman’s extensive experience in finance, private equity investing, and leadership also provides him with the knowledge to make valuable contributions to the Board of Directors in the areas of finance, raising capital, and capital deployment.

Corporate Governance

FranklinCovey upholds a set of basic values and principles to guide our actions and we are committed to maintaining the highest standards of business conduct and corporate governance.  Our emphasis on corporate governance begins at the top, with our directors, who are elected by, and are accountable to you, our shareholders.  This commitment to governance extends to our management team and to all of our employees.  We have adopted a Code of Business Conduct and Ethics for our directors, officers, and senior financial officers that include the Chief Executive Officer (CEO) and Chief Financial Officer (CFO) and other members of our financial leadership team.  The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.franklincovey.com.  In addition, each of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics are available in print free of charge to any shareholder by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  The Code of Business Conduct and Ethics applies to all directors, officers, and employees of FranklinCovey.

A feature of our corporate governance is that our standing committees are comprised of independent directors, as discussed below.  We believe this structure allows for a collective focus by the majority of our independent directors on the various complex matters that come before Board committees.  The overlap inherent in this structure assists these independent directors in the execution of their responsibilities.

Board Oversight

Our Board is responsible for and committed to the independent oversight of the business and affairs of our Company, including financial performance, CEO performance, succession planning, strategy, risk management, and compensation.  In carrying out this responsibility, our Board advises our CEO and other members of our senior management team to help drive success for our clients and long-term value creation for our shareholders.

Affirmative Determination Regarding Board Independence

The Board of Directors has determined each of the following directors to be an “independent director” under the listing standards of the New York Stock Exchange (NYSE):  Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, and E. Kay Stepp.

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly, or as a partner, shareholder, or officer of an organization that has a relationship with us).  The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the director independence standards adopted by the Board of Directors and the existence of related party transactions as described in the section entitled “Certain Relationships and Related Transactions” found in this report.

Board Leadership Structure

Under our current leadership structure, we have a combined position of Chairman and CEO and an independent director serving as a Lead Independent Director.  The Board of Directors does not have a policy on whether the roles of Chairman and CEO should be separate or combined.  Our Board assesses these roles and deliberates the merits of its leadership structure to ensure that the most efficient and appropriate structure is in place.  In addition, our Board has determined that if the Chairman is not an independent director, then there should also be a Lead Independent Director.

Our Board believes that combining the roles of Chairman and CEO is currently the most effective leadership structure for our Company.  Combining these roles ensures that our Company has a single leader who speaks with one voice to our shareholders, clients, employees, regulators, other stakeholders, and to the broader public.  Our current CEO, Mr. Whitman, has significant knowledge of, and experience in, our business, industry, operations, and risks, which affords him the insight necessary to guide discussions at Board meetings.  Mr. Whitman also provides our Board with updates on significant business developments and other time-sensitive matters.

As CEO, Mr. Whitman is directly accountable to our Board and, through our Board, to our shareholders.  His role as Chairman is both counterbalanced and enhanced by the overall independence of the Board and independent leadership provided by our Lead Independent Director, Mr. Heiner.  Mr. Heiner, as Chairman of our Nominating and Governance Committee, was designated as the Lead Independent Director by our Board.  Our independent directors may elect another independent director as Lead Independent Director at any time.  Mr. Whitman and Mr. Heiner meet and speak frequently regarding our Board and our Company.

The Board of Director’s Role in Risk Management Oversight

The Audit Committee of our Board of Directors has responsibility for the oversight of risk management, while our management team is responsible for the day-to-day risk management process.  With the oversight of the Board of Directors, management has developed an enterprise risk management strategy, whereby management identifies the top individual risks that we face with respect to our business, operations, strategy, and other factors that were recognized after discussions with key business and functional leaders and reviews of external information.  In addition to evaluating various key risks, management identifies ways to manage and mitigate such risks.  During fiscal 2014, management met with the Audit Committee to discuss the identified risks and the efforts that are designed to mitigate and manage these risks.  These risks are allocated to the various committees of the Board of Directors to allow the committees to examine a particular risk in detail and assess its potential impact to our operations.  For example, the Audit Committee reviews compliance and risk management processes and practices related to accounting and financial reporting matters; the Nominating Committee reviews the risks related to succession planning and the independence of the Board of Directors; and the Organization and Compensation Committee (the Compensation Committee) reviews the risks related to our various compensation plans.  In the event that a committee is allocated responsibility for examining and analyzing a specific risk, such committee reports on the relevant risk exposure during its regular reports to the entire Board of Directors.

As part of its responsibilities, the Compensation Committee periodically reviews our compensation policies and programs to ensure that the compensation programs offer appropriate performance incentives for employees, including executive officers, while mitigating excessive risk taking.  We believe that our various compensation programs contain provisions that discourage excessive risk taking.  These provisions include:

•	An appropriate balance between annual cash compensation and equity compensation that may be earned over several years.
•	Metrics that are weighted between the achievement of overall financial goals and individual objectives.
•	Stock ownership guidelines that encourage executive officers to accumulate meaningful levels of equity ownership, which align the interests of executives with those of long-term shareholders.

Based on a review of the nature of our operations by the Compensation Committee, we do not believe that any areas of the Company are incented to take excessive risks that would likely have a material adverse effect on our operations.

BOARD OF DIRECTOR MEETINGS AND COMMITTEES

Overview

During the fiscal year ended August 31, 2014, there were four meetings held by our Board of Directors.  All of the members of our Board of Directors were able to attend at least 75 percent of the Board and committee meetings for which they were entitled to participate.  Although we encourage Board members to attend our Annual Meeting, we do not have a formal policy regarding director attendance at our annual shareholder meetings.  Six members of our Board of Directors attended our most recent annual meeting of shareholders, which was held in January 2014.

Our Lead Independent Director plays an active role on our Board of Directors.  Mr. Heiner reviews the agenda, schedule, and materials for each Board and Nominating Committee meeting and presides over executive sessions of the independent directors.  Any independent director may call for an executive session and suggest agenda items for Board or committee meetings.

The following table shows the current membership of each of our committees.

Director	Audit	Nominating	Compensation
Clayton M. Christensen	-	-	-
Michael Fung	Chair	X	X
Dennis G. Heiner	X	Chair	X
Donald J. McNamara	-	-	-
Joel C. Peterson	-	-	-
E. Kay Stepp	X	X	Chair
Robert A. Whitman	-	-	-

The Board of Directors has adopted a written charter for each of the committees.  These charters are available on our website at www.franklincovey.com.  In addition, shareholders may obtain a printed copy of any of these charters free of charge by making a written request to Investor Relations, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.

The Audit Committee

The Audit Committee functions on behalf of the Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act), and met eight times during the fiscal year ended August 31, 2014.  The Audit Committee’s primary functions are to:

•
assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence, and performance, internal audit function performance, and internal control over financial reporting;

•	decide whether to appoint, retain, or terminate our independent auditors;

•	pre-approve all audit, audit-related, tax, and other services, if any, to be provided by the independent auditors; and

•	prepare the Audit Committee Report.

The audit committee is chaired by Mr. Fung and each of the members of the Audit Committee is independent as described under NYSE rules.  The Board of Directors has determined that one of the Audit Committee members, Michael Fung, is a “financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

The Nominating Committee

The Corporate Governance and Nominating Committee (the Nominating Committee) is chaired by Mr. Heiner and met four times during fiscal 2014.  The primary purposes of the Nominating Committee are to:

•	recommend individuals for nomination, election, or appointment as members of our Board and its committees;

•	oversee the evaluation of the performance of our Board and its committees and our management;

•	ensure that our committees are comprised of qualified and experienced independent directors;

•	review and concur in the succession plans for our CEO and other members of senior management; and

•
take a leadership role in shaping our corporate governance, including developing, recommending to the Board, and reviewing on an ongoing basis the corporate governance principles and practices that apply to our Company.

In carrying out the responsibilities of the Nominating Committee, Mr. Heiner frequently met or had discussions with our CEO during the fiscal year.  All of the members of the Nominating Committee are “independent” as defined under NYSE rules.

The Compensation Committee

We are in a business that relies heavily on our people for our competitive advantage.  As a result, our Organization and Compensation Committee plays a pivotal role in enabling us to attract and retain the best talent for the growth and strategic needs of our Company.

The Compensation Committee is chaired by Ms. Stepp and regularly met without any employees present to discuss executive compensation matters, including Mr. Whitman’s compensation package during fiscal 2014.  The primary functions of the Compensation Committee are to:

•	determine and approve the compensation of our CEO and other executive officers;

•	review and make recommendations to the Board for any incentive compensation and equity-based plans that are subject to Board approval;

•
assist our Board in its oversight of the development, implementation, and effectiveness of our policies and strategies relating to our human capital management, including recruiting, retention, career development and progression, diversity and employment practices;

•	review management development plans and succession plans to ensure business continuity (other than that within the purview of the Nominating Committee); and

•	provide risk oversight of all Company compensation plans.

The Compensation Committee met five times during fiscal 2014.  All of the Compensation Committee members are “independent” as defined under NYSE rules.  As described below in “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” none of the Compensation Committee members had any material business relationships with the Company.

The Compensation Committee administers all elements of our executive compensation program, including our stock-based long-term incentive plans.  In consultation with the Compensation Committee, Mr. Whitman annually reviews and establishes compensation for the other Named Executive Officers (as defined below).  The Compensation Committee reports quarterly to the full Board on decisions related to the executive compensation program.

Compensation Consultants

Within its charter, the Compensation Committee has the authority to engage the services of outside advisors, experts, and others to assist the committee.  During fiscal 2014, the Compensation Committee engaged Mercer as compensation consultants.  These compensation consultants provided information to the Compensation Committee regarding share-based compensation plans, executive compensation, and director compensation that were used as components of the overall mix of information used to evaluate our compensation plans.  The Compensation Committee reviewed its relationship with Mercer and has determined that its work has not raised any conflicts of interest.  Further information regarding the role of these compensation consultants can be found in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was or is an officer or employee of the Company or any of our subsidiaries.

Director Nomination Process

As indicated above, the Nominating Committee of the Board of Directors oversees the director nomination process.  The Nominating Committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.  Each candidate to serve on the Board of Directors must be able to fulfill the responsibilities for directors set out in the Corporate Governance Guidelines approved by the Board of Directors.  These Corporate Governance Guidelines may be found on our website at www.franklincovey.com.  In addition to the qualifications set forth in the Corporate Governance Guidelines, nominees for director will be selected on the basis of such attributes as their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, and the likelihood that he or she will be able to serve on the Board for a sustained period.  In connection with the selection of nominees for director, consideration will be given to the Board’s overall balance of diversity of perspectives, backgrounds, and experiences.  We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors.  Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the Nominating Committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.

Although not an automatically disqualifying factor, the inability of a candidate to meet independence standards of the NYSE will weigh negatively in any assessment of a candidate’s suitability.

The Nominating Committee intends to use a variety of means of identifying nominees for director, including outside search firms and recommendations from current Board members and from shareholders.  In determining whether to nominate a candidate, the Nominating Committee will consider the current composition and capabilities of serving Board members, as well as additional capabilities considered necessary or desirable in light of existing Company needs and then assess the need for new or additional members to provide those capabilities.

Unless well known to one or more members of the Nominating Committee, normally at least one member of the Nominating Committee will interview a prospective candidate who is identified as having high potential to satisfy the expectations, requirements, qualities, and capabilities for Board membership.

Shareholder Nominations

The Nominating Committee, which is responsible for the nomination of candidates for appointment or election to the Board of Directors, will consider, but shall not be required to nominate, candidates recommended by our shareholders who beneficially own at the time of the recommendation not less than one percent of our outstanding stock (Qualifying Shareholders).

Generally speaking, the manner in which the Nominating Committee evaluates nominees for director recommended by a Qualifying Shareholder will be the same as for nominees from other nominating sources.  However, the Nominating Committee will seek and consider information concerning the relationship between a Qualifying Shareholder’s nominee and that Qualifying Shareholder to determine whether the nominee can effectively represent the interests of all shareholders.

Qualifying Shareholders wishing to make such recommendations to the Nominating Committee for its consideration may do so by submitting a written recommendation, including detailed information on the proposed candidate, including education, professional experience and expertise, via mail addressed as follows:

Franklin Covey Co.
c/o Stephen D. Young, Corporate Secretary
2200 West Parkway Boulevard
Salt Lake City, UT  84119-2331

Contractual Rights of Knowledge Capital to Designate Nominees

Under the Amended and Restated Shareholders Agreement dated March 8, 2005 between Knowledge Capital and the Company, we are obligated to nominate one designee of Knowledge Capital for election to the Board of Directors.  Donald J. McNamara, a current member of our Board of Directors, is the designee of Knowledge Capital pursuant to this agreement.  Upon the mutual agreement of the Company and Knowledge Capital, Robert A. Whitman, the Chairman of the Board of Directors, does not currently serve as a designee of Knowledge Capital.  To the extent requested by Knowledge Capital, we are obligated at each meeting of our shareholders at which directors are elected to cause the Knowledge Capital designee to be nominated for election and will solicit proxies in favor of such nominee and vote all management proxies in favor of such nominee except for proxies that specifically indicate to the contrary.

The Amended and Restated Shareholders Agreement also provides that we are obligated, if requested by Knowledge Capital, and to the extent permitted by law and applicable rules of the New York Stock Exchange, to ensure that at least one designee of Knowledge Capital is a member of all committees of the Board other than any special committee of directors formed as a result of any conflict of interest arising from any Knowledge Capital designee’s relationship with Knowledge Capital.  Knowledge Capital has not requested that its designee serve on any committees of the Board and Donald J. McNamara does not currently serve on any Board committees.

Communications with Directors

Shareholders or other interested parties wishing to communicate directly with the Board of Directors or the non-management directors as a group, may contact the Lead Independent Director directly via e-mail at lead.director@franklincovey.com.  Our audit committee chairman may also be contacted directly via e-mail at audit.committee@franklincovey.com.  You may also contact members of the Board in writing by addressing the correspondence to that individual or group, c/o Stephen D. Young, Corporate Secretary, Franklin Covey Co., 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331.  All such written communications will initially be received and processed by the office of the Corporate Secretary.  Depending on the nature of the correspondence, the Secretary or Assistant Secretary will initially review such correspondence and either (i) immediately forward the correspondence to the indicated director and to the Chair of the Nominating Committee, or (ii) hold for review for before or after the next regular meeting of the Board of Directors.

Fiscal 2014 Director Compensation

Robert A. Whitman, our Chairman of the Board of Directors and CEO, does not currently receive compensation for his service as a director.   In fiscal 2014, the other directors were paid the following amounts for services provided:

•	Each Board member was paid an annual retainer of $30,000, paid in quarterly installments, for service on the Board and attending Board meetings.

•	In addition to their annual retainer, directors with three committee assignments received an additional $25,000 for their service on these committees.

•
The committee chairpersons of the Audit Committee and the Compensation Committee each received an annual retainer of $10,000 and the chairperson of the Nominating Committee received an annual retainer of $5,000.

•	The designated financial specialist received $15,000 per year for these services and the lead independent director received $8,000 for his service.

•	Each non-employee member of the Board of Directors received a restricted stock award of shares equivalent to $50,000 which vests over a one-year service period.

•	Directors were reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

Fiscal 2014 Director Compensation Table

A	B	C	D	E	F	G	H
Name	Fees earned or paid in cash ($)	Stock awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other Comp ($)	Total ($)
Clayton M. Christensen	30,000	50,000	-	-	-	-	80,000
Michael Fung	80,834	50,000	-	-	-	-	130,834
Dennis G. Heiner	68,000	50,000	-	-	-	-	118,000
Joel C. Peterson	30,000	50,000	-	-	-	-	80,000
E. Kay Stepp	65,000	50,000	-	-	-	-	115,000
Donald J. McNamara	30,000	50,000	-	-	-	-	80,000

Amounts reported in column C represent the fair value of share-based compensation granted to each non-employee member of the Board of Directors.  All Board of Director restricted stock awards are made annually in January following the Annual Meeting, and have one-year vesting terms.  During the fiscal year ended August 31, 2014, each non-employee member of the Board listed above received a restricted share award of 2,436 shares that had a fair value of $50,000.  The fair value of the stock awards presented in column C was based on a share price of $20.53 per share, which was the closing price of our common stock on the date that the award was granted.  At August 31, 2014, the directors named above held a total of 14,616 shares of restricted stock.

Fiscal 2015 Director Compensation

Based on information obtained from our compensation consultants, the following compensation changes were approved by the Board for fiscal 2015:

•	The annual retainer will increase to $40,000 per year. Directors will continue to be reimbursed for their out-of-pocket travel and related expenses incurred for Board meeting attendance.

•	Each non-employee member of the Board of Directors will receive a restricted stock award of shares equivalent to $75,000, which vests over a one-year service period.

•	In addition to the annual retainer, directors will receive $10,000 for each committee on which they serve.

•	The lead independent director will receive $30,000 per year for services provided. The designated financial specialist will no longer receive additional compensation for those services.

•	The compensation for committee chairpersons will remain the same as in fiscal 2014.

EXECUTIVE OFFICERS

In addition to Mr. Whitman, whose biographical information was previously presented, the following information is furnished with respect to our Executive Officers, who served in the capacities indicated for all of fiscal 2014:

M. Sean Covey, 50, currently serves as Executive Vice President of Global Solutions and Partnerships and Education Practice Leader and has been an Executive Officer since September 2008.  Sean was formerly Senior Vice President of Innovations and Product Development from April 2006 to September 2009, where he led the development of nearly all of the Company’s current organizational offerings, including: The 7 Habits curriculum; xQ; The 4 Disciplines of Execution; The Leader in Me; and Leadership Greatness.  Prior to 2006, Sean ran the FranklinCovey retail chain of stores, growing it to $152 million in sales.  Before joining FrankinCovey, Sean worked for the Walt Disney Company, Trammel Crow Ventures, and Deloitte & Touche Consulting.  Sean is also the author of several books, including The 4 Disciplines of Execution, The 6 Most Important Decisions You'll Ever Make, the New York Times Best Seller The 7 Habits of Happy Kids, and the international bestseller The 7 Habits of Highly Effective Teens, which has been translated into 20 languages and has sold over 4 million copies.  Sean graduated with honors from Brigham Young University with a Bachelor’s degree in English and later earned his MBA from the Harvard Business School.  Sean is the son of the late Dr. Stephen R. Covey.

Colleen Dom, 52, was appointed to be the Executive Vice-President of Operations in September 2013.  Ms. Dom began her career with the Company in 1985 and served as the first “Client Service Coordinator,” providing service and seminar support for some of the Company’s very first clients.  Prior to her appointment as an Executive Vice President, Ms. Dom has served as Vice President of Domestic Operations since 1997 where she had responsibility for the Company’s North American operations, including client support, supply chain, and feedback operations.  During her time at Franklin Covey Co., Ms. Dom has been instrumental in creating and implementing systems and processes that have supported the Company’s strategic objectives and has more than 30 years of experience in client services, sales support, operations, management, and supply chain.  Due to her valuable understanding of the Company’s global operations, Ms. Dom has been responsible for numerous key assignments that have enhanced client support, optimized operations, and built capabilities for future growth.  Prior to joining the Company, Ms. Dom worked in retail management and in the financial investment industry.

C. Todd Davis, 57, is an Executive Vice President and Chief People Officer, and has been an Executive Officer since September 2008.  Todd has over 29 years of experience in training, training development, sales and marketing, human resources, coaching, and executive recruiting.  He has been with FranklinCovey for the past 19 years.  Previously, Todd was a Director of our Innovations Group where he led the development of core offerings including The 7 Habits of Highly Effective People – Signature Program and The 4 Disciplines of Execution.  He also worked for several years as our Director of Recruitment and was responsible for attracting, hiring, and retaining top talent for the organization.  Prior to joining us, Todd worked in the medical industry for 9 years where he recruited physicians and medical executives along with marketing physician services to hospitals and clinics throughout the country.

Scott J. Miller, 46, was appointed as Executive Vice-President of Business Development and Marketing in March 2012.  Mr. Miller, who has been with Franklin Covey for nearly 18 years, previously served as Vice-President of Business Development and Marketing.  Mr. Miller’s role as an Executive Vice-President caps 12 years on our front line, working with thousands of client facilitators across many markets and countries.  Prior to his appointment as Vice-President of Business Development and Marketing, Mr. Miller served as the general manager of our central regional sales office for six years.  Scott originally joined the Covey Leadership Center in 1996 as a client partner with the Education division.  Mr. Miller started his professional career with the

Disney Development Company, the real estate development division of the Walt Disney Company, in 1992.  During his time with the Disney Development Company, Scott identified trends and industry best practices in community development, education, healthcare, architectural design, and technology.  Mr. Miller received a Bachelor of Arts in Organizational Communication from Rollins College in 1996.

Shawn D. Moon, 47, is an Executive Vice-President of Global Sales and Delivery for FranklinCovey, where he is responsible for the Company’s U.S. and International direct offices, the Sales Performance Practice, the Execution Practice, and the Speed of Trust Practice.  Additionally, he oversees our Government Business, Facilitator Initiatives, and Public Programs.  Mr. Moon has been an Executive Officer since July 2010 and has more than twenty-five years of experience in sales and marketing, program development, and consulting services.  From November 2002 to June 2005, Shawn was a Principal with Mellon Financial Corporation where he was responsible for business development for their human resources outsourcing services.  Shawn also coordinated activities within the consulting and advisory community for Mellon Human Resources and Investor Solutions.  Prior to November 2002, he served as the Vice President of Business Development for our Training Process Outsourcing Group, managed vertical market sales for nine of our business units, and managed our eastern regional sales office.  Shawn received a Bachelor of Arts from Brigham Young University in English Literature and he is the author of the books, On Your Own: A Young Adults’ Guide to Making Smart Decisions; The Ultimate Competitive Advantage: Why Your People Make All the Difference and the 6 Practices You Need to Engage Them; and Talent Unleashed: Three Leadership Conversations for Tapping the Unlimited Potential of People.

Stephen D. Young, 61, joined FranklinCovey as Executive Vice President of Finance, was appointed Chief Accounting Officer and Controller in January 2001, Chief Financial Officer in November 2002, and Corporate Secretary in March 2005.  Prior to joining us, he served as Senior Vice-President of Finance, Chief Financial Officer, and director of international operations for Weider Nutrition for seven years; as Vice-President of Finance at First Health for ten years; and as an auditor at Fox and Company, a public accounting firm, for four years.  Mr. Young has more than 35 years of accounting and management experience and is a Certified Public Accountant.  Mr. Young was awarded a Bachelor of Science in Accounting from Brigham Young University.

PRINCIPAL HOLDERS OF VOTING SECURITIES

The following table sets forth information as of October 31, 2014, with respect to the beneficial ownership of shares of Common Stock by each person known by us to be the beneficial owner of more than five percent of our Common Stock, by each director, by the Named Executive Officers, and by all directors and officers as a group.  Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.  In computing the number of shares of Common Stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of Common Stock subject to options held by that person or entity that are currently exercisable or exercisable within 60 days of October 31, 2014 and the Record Date.  We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.  The percentages set forth below have been computed without taking into account treasury shares held by us and are based on 16,874,683 shares of Common Stock outstanding as of October 31, 2014.  At the date of this report, there are no shares of Series A or B Preferred Stock outstanding.

BENEFICIAL OWNERSHIP

As of October 31, 2014	Number of Common Shares	Percentage of Class
Donald J. McNamara(1)(2)(4) c/o Franklin Covey Co. 2200 West Parkway Blvd. Salt Lake City, UT 84119-2331	3,579,276	21.2%
Knowledge Capital Investment Group(1)(2) 3232 McKinney Ave. Dallas, TX 75204	3,212,805	19.0%
Dimensional Fund Advisors, Inc.(3) 1299 Ocean Avenue Santa Monica, CA 90401	1,205,720	7.2%
Pembroke Management, LTD(3) 1002 Sherbrooke Street West Suite 1700 Montreal, Canada A8 H3A 354	1,131,215	6.7%
William Blair & Co., LLC(3) 222 West Adams St. Chicago, IL 60606-5312	971,671	5.8%
Wasatch Advisors, Inc.(3) 505 Wakara Way, 3rd Floor Salt Lake City, UT 84108	896,233	5.3%
Robert A. Whitman(5)	707,785	4.0%
Stephen D. Young(5)	268,582	1.5%
Joel C. Peterson(4)	266,207	1.6%
M. Sean Covey	212,793	1.3%
Dennis G. Heiner(4)	49,994	* %
E. Kay Stepp(4)	49,753	* %
Clayton M. Christensen(4)	14,619	* %
Colleen Dom	13,716	* %
Michael Fung(4)	12,585	* %
Shawn D. Moon	11,929	* %
C. Todd Davis	10,055	* %
Scott J. Miller	9,256	* %

All directors and executive officers as a group (13 persons)(4)(5)	5,206,550	29.7%

(1)
Mr. McNamara, who is a director of the Company, is a principal of The Hampstead Group, the private investment firm that sponsors Knowledge Capital, and therefore may be deemed the beneficial owner of the Common Stock held by Knowledge Capital.  Mr. McNamara disclaims beneficial ownership of the Common Stock held by Knowledge Capital.

(2)
The share amounts include those held for Donald J. McNamara by the Donald J. and Joan P. McNamara Foundation with respect to 23,000 shares.  Mr. McNamara is the trustee of his foundation, having sole voting and dispositive control of all shares held by the foundation, and may be deemed to have beneficial ownership of such shares.

(3)	Information for Dimensional Fund Advisors Inc., Pembroke Management LTD, William Blair & Co., and Wasatch Advisors, Inc. is provided as of September 30, 2014, the filing of their last 13F Reports.

(4)
The share amounts indicated include restricted stock awards currently held by the following persons in the following amounts: Clayton M. Christensen, 2,436 shares; Michael Fung, 2,436 shares; Dennis G. Heiner, 2,436 shares; Donald J. McNamara, 2.436 shares; Joel C. Peterson, 2.436 shares; E. Kay Stepp, 2,436 shares; and all directors as a group, 14,616 shares.

(5)
The share amounts indicated include shares subject to options currently exercisable held by the following persons in the following amounts:  Robert A. Whitman 500,000 shares; Stephen D. Young 131,250 shares; and all executive officers and directors as a group, 631,250 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Board and executive officers, and persons who own more than 10 percent of our common stock, to file with the Securities and Exchange Commission (the SEC or Commission) initial reports of ownership and reports of changes in ownership of the Common Stock and other securities which are derivative of the Common Stock.  Executive officers, directors and holders of more than 10 percent of our Common Stock are required by SEC regulations to furnish us with copies of all such reports they file.  Based upon a review of the copies of such forms received by us and information furnished by the persons named above, we believe that all reports were filed on a timely basis during fiscal 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Party Transactions

We review all relationships and transactions in which the Company and certain related persons, including our directors, Named Executive Officers, and their immediate family members, are participants, to determine whether such persons have a direct or indirect material interest.  Our legal and accounting departments have responsibility for the development and implementation of processes and controls to obtain information from the directors and Named Executive Officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction.  As required under SEC rules, transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our Proxy Statement.  In addition, a disinterested majority of the full Board of Directors or Compensation Committee reviews and approves any related party transaction that is required to be disclosed.

Related Party Transactions

We pay M. Sean Covey, who is also an officer of the Company, a percentage of the royalty proceeds received from the sales of certain books authored by him in addition to his salary.  During the fiscal year ended August 31, 2014, we expensed $0.2 million for these royalty payments.

To help facilitate and accelerate his transition from a primarily speaking and teaching role, to an enhanced publishing and thought-leadership position, we signed a contract in fiscal 2012 with Dr. Stephen R. Covey that guaranteed him $0.5 million per year for three years.  The payments to Dr. Covey were designed to be recovered by the collection of royalties and other revenues generated by new and existing publications as well as continuing revenue streams generated by his office.  This contract remained in place following his death and the Company anticipates the continued receipt of royalties and revenues from Dr. Covey’s work.

In fiscal 2009, we acquired the assets of CoveyLink Worldwide, LLC (CoveyLink).  CoveyLink conducts seminars and training courses and provides consulting based upon the book The Speed of Trust by Stephen M.R. Covey, who is the brother of M. Sean Covey.  The purchase price was $1.0 million in cash plus or minus an adjustment for specified working capital and the costs necessary to complete the transaction, which resulted in a total initial purchase price of $1.2 million.  The previous owners of CoveyLink, which includes Stephen M.R. Covey, are also entitled to earn annual contingent payments based upon earnings growth over the five years following the acquisition.  Based on earnings performance during the measurement period, we paid the former owners of CoveyLink $3.5 million for the final contingent earn out payment.  Prior to the acquisition date, CoveyLink had granted a non-exclusive license to us related to The Speed of Trust book and related training courses for which we paid CoveyLink specified royalties.  As part of the CoveyLink acquisition, an amended and restated license of intellectual property was signed that granted us an exclusive, perpetual, worldwide, transferable, royalty-bearing license to use, reproduce, display, distribute, sell, prepare derivative works of, and perform the licensed material in any format or medium and through any market or distribution channel.  The amount expensed for these royalties due to Stephen M.R. Covey under the amended and restated license agreement totaled $1.5 million during the fiscal year ended August 31, 2014.  In connection with the CoveyLink acquisition, we also signed a speaking services agreement that pays Stephen M.R. Covey a portion of the speaking revenues received for his presentations.  During fiscal 2014, we expensed $1.0 million for payment on these presentations.

In fiscal 2014, we paid Joshua M.R. Covey, who is the brother of M. Sean Covey, compensation totaling $144,496.  We employ John Covey, an uncle of M. Sean Covey, and paid him compensation totaling $124,093 during fiscal 2014.

Robert A. Whitman, our Chairman of the Board of Directors and CEO, beneficially owns a partnership interest in Knowledge Capital.  Donald J. McNamara, a member of our Board of Directors, also beneficially owns a partnership interest in Knowledge Capital.  Knowledge Capital beneficially owns 3,212,805 shares of our Common Stock at October 31, 2014.

Each of these listed transactions was approved according to the procedures cited above.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee, comprised of three independent directors, determined the fiscal 2014 compensation for Robert A. Whitman, our CEO; Stephen D. Young, our CFO; M. Sean Covey, our Executive Vice President for Global Solutions and Partnerships; Shawn D. Moon, our Executive Vice President for Domestic and Global Sales and Delivery; and Scott J. Miller, our Executive Vice President of Global Business Development and Marketing.  We refer to these executives collectively as our Named Executive Officers, or NEOs.  The material elements of our executive compensation programs and policies, including:  program objectives; reasons for paying each element; and the specific amounts of our NEOs’ compensation for fiscal 2014 are explained below.  Following this description, you will find a series of tables containing more specific information about the compensation earned by, or awarded to, our NEOs.  We begin with an executive summary to provide a framework for analysis of this information.

Executive Summary

We believe that the executive compensation paid to our NEOs for fiscal 2014 was directly linked to: (1) the strength of our operating performance demonstrated by revenue growth (growth of $14.2 million or +7.5%) and Adjusted EBITDA1(growth to $34.4 million or +9.6%), (2) significant progress toward our major strategic objectives, and (3) continued increases in shareholder value.  We hold our NEOs accountable for our performance and for executing key strategies by tying a major portion of their compensation to the achievement of key annual and multi-year performance objectives.  This accountability includes setting what we believe to be “stretch” goals.  The achievement of these goals requires exceptional performance, especially when the external environment changes.  Our compensation philosophy contemplates that in years when the stretch targets are not fully achieved, our NEOs do not receive their full total targeted cash compensation including their goal-targeted incentives.  This applies even when there has been significant improvement in our performance in the face of economic challenges, government shutdowns, foreign exchange fluctuations, or other external factors.  When performance exceeds the goals, however, our philosophy rewards our NEOs just as our shareholders may have been rewarded.

Historical Context:  Fiscal 2009-Fiscal 2013

The global financial crisis adversely affected our business in fiscal year 2009.  We kept base salaries flat in fiscal 2009 and, despite having established fiscal 2009 performance goals just two months prior to the crisis, did not lower the financial measures on which our NEOs’ short-term incentive pay was based.  We also chose not to grant equity awards to our NEOs in fiscal 2009.  As a result, while our NEOs led and executed a substantial reconstruction of our business model and successfully grew key portions of our business, they received minimal short-term incentive payouts and no long-term incentive awards in fiscal 2009.  This philosophy was consistent with our approach in prior years to limit pay as we reconfigured the Company’s business, including granting only very limited equity awards in the periods prior to fiscal 2010, despite our management’s implementation during those years of actions that significantly improved the operating results of our business, increased the Company’s market value and established the foundation for the creation of long-term shareholder value in subsequent years.

The actions that management took to reposition our business in fiscal 2009 allowed us to gain substantial traction in fiscal 2010.  Despite severe economic instability and volatility, our fiscal 2010 revenue grew $13.7 million, or 11.2%, to $136.9 million and our fiscal 2010 Adjusted EBITDA grew 363%, from $3.1 million in fiscal 2009 to $14.4 million in fiscal 2010.  We also continued to execute on key strategic initiatives, resulting in a streamlined business model in which 82% of every incremental dollar of revenue flowed through to Adjusted EBITDA in fiscal 2010.  In response to our significant revenue growth and increased profitability in fiscal 2010, our NEOs received a larger portion of their potential short-term incentive payouts (but not maximum payouts, as we had established even more aggressive performance goals for fiscal 2010) and earned more of their long-term incentive equity awards.

The growth we experienced in fiscal 2010 continued throughout fiscal 2011.  Despite a challenging economy and an ongoing uncertain economic environment, our fiscal 2011 revenue grew $23.9 million, or 17.5%, to $160.8 million,

1   Throughout this section, we refer to Adjusted EBITDA, a non-GAAP financial measure, which we believe is relevant to understanding our results of operations and compensation performance measures.  See Appendix B attached to this proxy statement for a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to GAAP Net Income for fiscal years 2009 to 2014.

and our fiscal 2011 Adjusted EBITDA grew 46.5%, from $14.4 million in fiscal 2010 to $21.2 million.  Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 10.5% in fiscal 2010 to 13.2% in fiscal 2011 driven by our continued execution on our key operating and strategic initiatives.

The Company’s positive momentum continued throughout fiscal 2012.  Our fiscal 2012 revenue grew $9.7 million, or 6.0%, to $170.5 million, and our fiscal 2012 Adjusted EBITDA grew 27.9%, from $21.2 million in fiscal 2011 to $27.1 million in fiscal 2012.  Additionally, our Adjusted EBITDA as a percentage of revenue expanded from 13.2% in fiscal 2011 to 15.9% in fiscal 2012, driven by our continued execution on our key operating and strategic initiatives.  As a result of our significant revenue growth and increased profitability in fiscal 2011 and fiscal 2012, our NEOs received the maximum payout of the short-term incentive and earned more of their long-term incentive equity awards.

In fiscal 2013, we exceeded the overall Company performance targets which had been set for the year including revenue growth of $20.5 million (+12.0%) to $190.9 million, Adjusted EBITDA growth of $4.3 million (+16.1%) to $31.4 million and operating income growth of $4.0 million (+22.9%) to $21.6 million.  In addition, our Adjusted EBITDA margin expansion (Adjusted EBITDA as a percentage of sales) expanded from 15.9% in fiscal 2012 to 16.4% in fiscal 2013.

Fiscal 2014 Performance

During fiscal 2014, our revenue, profitability and operating margins all grew significantly compared with fiscal 2013, and we exceeded the overall company performance targets we had set for the year:

•
Revenue Growth: The Company’s fiscal 2014 revenue grew $14.2 million (+7.5%) to $205.2 million.  Over the past two years, revenue grew from $170.5 million to $205.2 million, an increase of $34.7 million (+20.3%).  Over the past three years, revenue grew from $160.8 million to $205.2 million, an increase of $44.4 million (+27.6%).

•
Adjusted EBITDA Growth: The Company’s Adjusted EBITDA increased from $31.4 million in fiscal 2013 to $34.4 million in fiscal 2014, an increase of 9.6%.  Over the past two years, our Adjusted EBITDA, the key performance metric for our long-term incentive awards, increased from $27.1 million in fiscal 2012 to $34.4 million in fiscal 2014, representing a compounded annual growth rate of 12.8%.  Over the past three years, our Adjusted EBITDA grew at a compounded annual rate of 17.6%, from $21.2 million in fiscal 2011 to $34.4 million in fiscal 2014.

•
Operating Income Growth:  Our operating income grew from $21.6 million in fiscal 2013 to $24.8 million in fiscal 2014, an increase of $3.2 million (+14.6%).  Our two-year operating income grew from $17.6 million in fiscal 2012 to $24.8 million in fiscal 2014, an increase of $7.2 million (+40.9%).  Our three-year operating income grew from $11.1 million in fiscal 2011 to $24.8 million in fiscal 2014, an increase of $13.7 million (+122.9%).

•
Adjusted EBITDA Margin Expansion:  Our Adjusted EBITDA margin, or Adjusted EBITDA as a percentage of sales, expanded from 16.4% in fiscal 2013 to 16.8% in fiscal 2014.  Over the past two years, our Adjusted EBITDA margin increased from 15.9% to 16.8%, and over the past three years, our Adjusted EBITDA margin increased from 13.2% to 16.8%.

The strong operating performance discussed above has been reflected in gains in the market value of our stock.  As shown in the graphs below, our stock price for the three-year and five-year periods ended November 1, 2014, has increased significantly overall and has significantly outperformed the major indices shown.

(The tables below measure price appreciation from the first day of our fiscal year to the last day, based on closing sales prices on the relevant days, compared to increases in the referenced indices for the same period.)

Share Price Performance 3 years ended 11/01/14	Share Price Performance 5 years ended 11/01/14

In addition to strong overall performance, we continued to make substantial progress toward key strategic objectives during fiscal 2014:

•
During fiscal 2014, we achieved significant revenue growth across most of our practice areas, with the Customer Loyalty Practice growing 36%, the Sales Performance Practice growing 27%, the Education Practice growing 26%, and the Execution Practice growing 4%.

•
Revenue in our HR Suite Practices, which include Speed of Trust, Productivity, and Leadership, grew 6% overall, led by 15% growth in our Leadership Practice, reflecting our focus on successfully launching our re-created 7 Habits 4.0 Signature offering.

•
Our xQ score for the year (a measure of the level of employment engagement and execution practices which we also use in our work with clients) was 76, which is among the highest scores achieved by the hundreds of companies participating in our xQ survey.

Key Fiscal 2014 Compensation Decisions and Actions

In the context of the performance results described above, the Compensation Committee made the following executive compensation decisions, and took the following executive compensation actions for fiscal 2014:

Salaries:

•
CEO’s Salary:  Mr. Whitman’s salary had been fixed at $500,000 since fiscal 2000.  At his election, he did not receive any salary, bonus or other compensation for fiscal 2002 and fiscal 2003.  Since that time, his base salary has remained at $500,000.  For fiscal 2014, Mercer, the Compensation Committee’s compensation consultant, performed an assessment of total compensation for the executive team and, based on that assessment, recommended that the Compensation Committee increase the CEO’s base salary by $25,000.  This adjustment was made to begin to address a market gap between the CEO’s base salary and market salaries for CEO’s at comparable companies, and reflect the Compensation Committee’s assessment of the CEO’s performance.

Other NEO Salaries:  Fiscal 2014 salaries for some of our NEOs were also increased slightly based on results of the market analysis performed by Mercer.  These adjustments were made to remain competitive within the market for talent.

Annual Incentive Payments:  We set financial and strategic targets for fiscal 2014 at the beginning of the year that required the Company to achieve what we believed was an aggressive year-over-year increase in Adjusted EBITDA, as well as specific strategic goals, in order for each NEO to achieve 100% of his targeted annual incentive opportunity.  An even higher year-over-year increase in Adjusted EBITDA was required in order for each NEO to achieve the maximum possible annual incentive of up to 200%.  Our Adjusted EBITDA increased 9.6%, from $31.4 million in fiscal 2013 to $34.4 million, in fiscal 2014.  In keeping with the company’s philosophy of pay for performance, although our Adjusted EBITDA increased by such a significant amount, the Committee and management had set even higher stretch goals that weren’t fully met.  Therefore, our NEOs received approximately 50% of the maximum payout of their annual variable pay opportunity.

The potential dollar amounts of annual incentive pay remained constant in fiscal 2013 and fiscal 2014, while Adjusted EBITDA grew at a compounded growth rate of 12.8% for these two years.

Long-Term Incentive Awards:  Consistent with prior years, we developed a long-term performance-based equity award program in fiscal 2014.  During fiscal 2014, we awarded performance-based RSUs to our executive team, including our NEOs, both to recognize their significant contributions to our strong financial performance and to encourage the achievement of continued extraordinary performance in the future.  Seventy percent of this award is subject to the achievement of rolling four-quarter Adjusted EBITDA targets, with the award opportunity divided equally into three tranches subject to different levels of achievement.  Thirty percent of this RSU award is subject to the achievement of increased rolling four-quarter sales of The 7 Habits of Highly Effective People offerings, with the award opportunity also divided equally into three tranches subject to different levels of achievement.  Each of these six tranches will vest when the applicable performance targets are achieved.

Similar RSU awards were granted to our CEO and CFO during fiscal 2013 and fiscal 2012.  However, 30% of the fiscal 2013 and fiscal 2012 awards are subject to achievement of Productivity Practice sales rather than sales of The 7 Habits of Highly Effective People offerings.

During fiscal 2014, one of the three performance targets in the fiscal 2014 RSU award (related to sales growth of The 7 Habits of Highly Effective People offerings) was achieved; one of the three performance targets in the fiscal 2013 RSU award to our CEO and CFO (related to the Adjusted EBITDA portion of the award) was achieved; and one performance target in the 2012 RSU award to our CEO and CFO (also related to the Adjusted EBITDA portion of the award) was achieved; and portions of the awards corresponding to these performance goals vested and were settled in shares for our CEO and CFO.  Despite the strong financial performance of the Company in fiscal 2014, the three Adjusted EBITDA targets for the fiscal 2014 award and two remaining The 7 Habits of Highly Effective People revenue targets remain to be achieved because the award targets were set at higher, “big stretch” performance levels.  Four tranches of the fiscal 2013 RSU awards and two tranches of the fiscal 2012 RSU awards to our CEO and CFO also remain to be achieved.

Shareholder-Minded Compensation Practices

The Compensation Committee reviews and considers the views of institutional shareholders and proxy advisory firms on corporate pay practices generally and in respect to the Company.  In this regard, we reach out to key shareholders to solicit their views on executive compensation and consider the results on our annual “say-on-pay” voting.  In order to maintain best practices for compensation, the Compensation Committee has implemented the following policies:

•
Clawback Policy - The Board is empowered to require reimbursement of any annual incentive payment or long-term incentive payment made to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in misconduct that caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.  In such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

•
Hedging Policy – Our directors and executive officers are prohibited from trading in publicly traded options, puts, calls or other derivative instruments related to Franklin Covey stock or debt.  All other employees are discouraged from engaging in hedging transactions related to Company stock.

•	No Repricing Without Shareholder Approval – Our equity plans expressly prohibit option repricing without shareholder approval.

•	No Excise Tax Gross-ups – Excise tax gross-ups for our NEOs are prohibited.

•
Stock Ownership Guidelines – Our stock ownership guidelines require an ownership threshold of five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs, with all NEOs expected to reach these applicable thresholds within five years of the policy becoming applicable to the particular executive.  In addition, a Board policy requires that each director who is not an employee of the Company must maintain beneficial ownership of the Company’s common stock and/or fully vested RSUs equal in value to at least four times the Board cash retainer at all times during his or her tenure on the Board.  New directors have up to three years of service on the Board to meet this ownership requirement.

•	No Significant Perquisites –No “corporate perquisites” such as country club memberships or automobile allowances are provided to our NEOs.

•
No Employment Agreements for NEOs and Limited Change-in-Control Benefits – The Company does not enter into employment agreements with its NEOs, and has a change-in-control policy for its NEOs that provides for a potential Change-in-Control severance benefit of only one times total targeted annual cash compensation without any excise tax gross-ups.

The performance-based awards we made in fiscal 2014 were designed to incentivize even greater achievement levels in the Company’s results of operations, and payout only if these operating improvements are achieved.  In addition, the Compensation Committee believes that the Company’s historical utilization of shares for compensation purposes has been low and is expected to remain low in the future.

Consideration of 2014 Say-On-Pay Voting Results

At our 2014 shareholder meeting, we held our annual advisory “say-on-pay” vote with respect to the compensation of our NEOs.  Approximately 97% of the votes cast were in favor of the compensation of our NEOs.  Our Board of Directors and the Compensation Committee considered and discussed this shareholder vote result during fiscal 2014 and, based in part on the level of shareholder support, determined not to make significant changes to the existing program for fiscal 2014 based solely on the 2014 say-on-pay voting results.  The Compensation Committee will, from time to time, continue to explore various executive pay and corporate governance changes to the extent appropriate in an effort to keep our executive compensation program aligned with best practices in our competitive market and the company’s particular circumstances, and will consider shareholder views in so doing.  The Compensation Committee intends to continue holding say-on-pay votes with shareholders on an annual basis, and the next such vote is scheduled for the 2015 annual meeting of shareholders.

Guiding Philosophy, Principles and Objectives of Our Executive Compensation Program

To fulfill our mission and implement our strategy, FranklinCovey must attract, motivate and retain highly qualified employees.  We achieve this, in part, through a competitive performance-based total compensation program.  We align our executives’ interests with those of our shareholders by tying almost all short- and long-term incentive compensation to the Company’s achievement of growth in key measures of profitability.  If there is no growth, our executives receive almost no short- or long-term incentive compensation.  Conversely, we provide our executives with the potential to earn additional compensation when superior, above-target financial results and returns are achieved.

We believe variable, performance-based compensation should constitute a significant percentage of our executives’ overall potential compensation.  All executive base, short-term incentive, and long-term incentive pay compensation is market-based, and variable pay and long-term incentive pay is linked to, and designed to reward the achievement of, specific performance targets.

The philosophy and objectives of our executive compensation program are reflected in the compensation principles listed below, which guide the Compensation Committee in its oversight of our compensation practices and plans.  The specific objectives of our executive compensation program are to reward achievement of our strategic and annual business plans and to link a major portion of pay directly to performance.  The key principles the Compensation Committee employs are to:

•
Reflect Performance: To align compensation with performance over both the short and long term, we establish multi-year objectives for the Company relating both to growth and to the achievement of strategic objectives. Annual performance targets are established in the context of these multi-year objectives, and for fiscal 2014 consisted primarily of goals for growth in revenue and Adjusted EBITDA.  NEO pay levels for the year are determined by assessing the Company’s level of achievement compared to these objectives.  Since our NEOs have responsibility for our overall Company performance against these objectives, their compensation can vary, and has varied, significantly from year to year.

•
Encourage Long-Term Company-Wide Focus: We believe that compensation should encourage and reward both the achievement of annual objectives and longer-term Company-wide performance improvement.  Our share price is a key indicator of performance and value received by our shareholders.  We therefore implemented in 2012 a performance-based RSU program to focus NEO efforts on long-term growth in shareholder value.  We believe that paying a significant portion of variable compensation to our NEOs in the form of equity-based compensation that vests over a period of time, only based on performance, also encourages a long-term, Company-wide focus.  Value is realized through delivering results today, but in a way that builds the foundation for delivering even stronger results in the future.  We believe that this practice will lead to our NEOs having a considerable investment in our shares over time.  This investment in turn advances both a culture of teamwork and partnership, and encourages a stewardship mentality for the Company among our key leaders.

•
Attract and Retain Talent: We believe that we have a deep understanding of the importance of hiring and retaining the very best people.  Retention of talented employees is critical to successfully executing our business strategy.  We seek to be what we refer to internally as “the workplace of choice for achievers with heart.”  Successful execution of our business strategy requires that our management team be in place, engaged and focusing their best energy and talents on achieving our business goals and strategies.  For us, compensation is not just an overhead expense, it is a key component of the investments we make and costs we incur to generate our revenues.  For our delivery consultants, a portion of this compensation cost is reflected as cost of goods sold.  In determining the compensation of our NEOs and in reviewing the effectiveness of our compensation program for attracting and retaining talent, the Compensation Committee generally considers the competitive market for talent.  We believe that our compensation programs should enable us to attract and retain talented people, and incentivize them to contribute their finest talents to achieving our objectives.  We are pleased that our NEOs have an average tenure of over 18 years with our Company.

In addition to working to align our compensation programs with the achievement of objectives that drive shareholder value, the Compensation Committee also considers the consistency of our compensation programs and works to ensure that our variable compensation does not encourage imprudent risk-taking.  We have determined that our Company’s approach to the compensation process addresses shareholder concerns regarding prudence and pay-for-performance through a combination of:

•	controls on the allocation and overall management of risk-taking;

•	comprehensive profit and loss and other management information which provides ongoing performance feedback;

•	rigorous, multi-party performance assessments and compensation decisions; and

•
a Company-wide compensation structure that strives to meet industry best practice standards, including a business model that is based on compensating our associates in direct proportion to the revenue and profit-contribution they generate.

Our compensation framework seeks to achieve balance between risk and reward.  Our executive team is involved in identifying relevant risks and performance metrics for our business.  We create a cadence of accountability within our organization through continuous evaluation and measurement of performance compared to what we refer to internally as our “Wildly Important Goals” of achieving profitable growth, meeting strategic objectives and building a winning culture.  Based on the considerations discussed above, in connection with its compensation decisions for fiscal 2014, our Compensation Committee concluded that our Company’s compensation program and policies are structured such that they do not encourage imprudent risk-taking, and that there are no risks arising from such programs and policies that are reasonably likely to have a material adverse effect on the Company.

2014 Executive Compensation Program

Our fiscal 2014 executive compensation program incorporated five main elements:

•	Base salary;

•	Short-term Performance-Based Variable Pay Plan;

•	Long-term incentive equity awards in the form of ongoing performance-based RSUs;

•	Other benefits (primarily insurance, as discussed below) are generally available to all employees on similar terms, except as specifically described below; and

•	Severance and change-in-control benefits which are substantially the same for our NEOs as they are for other employees.

Analysis of Fiscal 2014 Compensation Decisions and Actions

Fiscal 2014 Executive Compensation Determination Process

The Compensation Committee determined the form and amount of fixed compensation and established specific performance metrics for determining year-end variable compensation to be awarded to our NEOs for fiscal 2014.  In so doing, our Compensation Committee considered (1) our financial performance over the prior year and past several years and expectations for fiscal 2014, (2) the individual and collective performance of our NEOs relative to the achievement of metric-based strategic objectives related to growth in our key practice areas, and (3) in connection with our goal of attracting and retaining the best talent, a general understanding of market compensation practices.  In particular, the Compensation Committee reviewed the following financial metrics and related growth rates in connection with making its key compensation decisions:

•	Revenue;

•	Adjusted EBITDA and operating income; and

•	Multi-year increases in Operating Income, Adjusted EBITDA, and specific revenue targets.

Management Input Regarding Compensation Decisions:  Our Compensation Committee meets in executive session to discuss the performance of our CEO and each of the other NEOs.  Our CEO submitted year-end variable compensation calculations (certified by our CFO) to the Committee for our other NEOs.  These calculations and recommendations precisely followed the payout guidelines established for incentive compensation relating to financial performance.

Market Assessment: Our Compensation Committee evaluates our existing NEO compensation program against market practices.  In so doing, the Committee asked Mercer, the Committee’s current compensation consulting firm, to assess our compensation program for the NEOs, identify considerations that could inform compensation decisions for fiscal 2014 and advise as to current market practices, trends and plan designs related to executive compensation.  In connection with its work, Mercer reviewed data from their own research and databases.  This information was used primarily as supplemental data to assist the Compensation Committee in understanding current market practices related to executive compensation, and not for specific or mathematical benchmarking.  In its assessment of our compensation program for our NEOs, Mercer confirmed that the amounts of compensation are consistent with market compensation for similar-sized and comparable professional services and content companies, and that the program has been aligned with and is sensitive to corporate performance.  Further, Mercer advised that the compensation program contains features that reinforce significant alignment with shareholders and a long-term focus, and blends subjective assessment and policies in a way that addresses known and perceived risks.

The Compensation Committee has assessed Mercer’s independence, as required under NYSE rules.  The Compensation Committee has also considered and assessed all relevant factors, including those required by the SEC that could give rise to a potential conflict of interest with respect to Mercer during fiscal 2014.  Based on this review, the Compensation Committee did not identify any conflict of interest raised by the work performed by Mercer.

In making executive compensation decisions for fiscal 2014, the Compensation Committee considered our targeted business model and how executive compensation could and should drive desired performance toward that model.  The Compensation Committee also took into consideration the specific business opportunities and challenges facing the Company as compared to those of known competitors and similar sized companies.  However, the Compensation Committee did not specifically benchmark elements of compensation when making its fiscal 2014 executive compensation decisions.  Finally, the Compensation Committee considered the past performance of our NEOs, including performance against previous individual and corporate objectives, expected contribution to future corporate objectives, and whether the NEOs’ performance was achieved consistent with our governing values.  The Compensation Committee made final judgments regarding the appropriate compensation level for each NEO based on these additional inputs.

The following peer group was adopted for fiscal 2014.  Annual revenues for this peer group (which is one of several factors considered when selecting a peer group) range from $113 million to $905 million.  Since our fiscal 2014 revenues totaled $205.2 million, we believe this peer group is appropriate for comparison purposes.  This peer group is one of many tools used by the Compensation Committee for assessing executive compensation; we do not specifically benchmark pay to that of the peer group.  These companies were selected based on size, industry and types of professional services offered.

•	The Advisory Board Company

•	Callidus Software Inc.

•	The Corporate Executive Board

•	Exponent Inc.

•	GP Strategies Corporation

•	The Hackett Group, Inc.

•	Healthstream, Inc.

•	Huron Consulting Group Inc.

•	Information Services Group, Inc.

•	Learning Tree International, Inc.

•	RCM Technologies, Inc.

•	Resources Connection Inc.

Decisions on Key Elements of Fiscal 2014 Executive Compensation

Total Compensation: In addition to the specific elements of compensation discussed below, we consider the total compensation provided our NEOs and establish annual targets for them.  Our fiscal 2014 total compensation target for our CEO was approximately $1.8 million and for our other NEOs averaged $650,000, in each case assuming achievement of targeted results under our short-term incentive payment plan.  This average excludes any premium-priced option award vesting.  The calculation also excludes book royalty payments made to Mr. Sean Covey as noted in the Fiscal 2014 Summary Compensation Table.

Base Salaries: In connection with its review described above, our Compensation Committee, consistent with our compensation philosophy and in consideration of the infrequency of increases in recent years, increased base salaries for our CEO and CFO in fiscal 2014 to levels (when including variable pay information) that we consider consistent with the market information discussed above.  The Compensation Committee annually reviews market data and may increase base salaries in the future.  However, the Compensation Committee’s overall goal is to increase variable pay as a percentage of total pay for our NEOs.

Performance-Based Variable Pay – Financial Objectives: Despite continued volatile and generally challenging economic conditions, we achieved what we believe to be significant growth in both revenue and operating income in fiscal 2014 compared with prior years.  We believe that such growth was achieved while prudently managing overall risk.

In fiscal 2014, the performance-based variable pay plans for all NEOs included two components for the payout calculation: (1) the annual financial performance of the Company (70% of payout) and (2) metric-based executive team performance objectives (30% of payout).  The target variable performance payout opportunities for our NEOs are as follows: $525,000 for Mr. Whitman; $215,000 for Mr. Young and $200,000 for each of Mr. Covey, Mr. Moon and Mr. Miller.  The performance-based variable pay plan reinforces our strong pay-for-performance philosophy and rewards the achievement of specific stretch business and financial goals achieved during the fiscal year that we believe drive shareholder value.  Consistent with our practice of setting what we believe are aggressive performance goals for our NEO’s, the financial performance threshold necessary for an NEO to earn 100% of their targeted short-term incentive payout opportunity for financial performance in fiscal 2014 was $33.9 million of Adjusted EBITDA.  NEOs would have received no short-term incentive payout for financial performance if our fiscal 2014 Adjusted EBITDA had been less than $31.4 million (100% of our fiscal 2013 Adjusted EBITDA).  A corresponding pro-rata calculation of the financial performance payout would be received if Adjusted EBITDA was greater than $31.4 million but less than the target amount of $33.9 million.

As indicated above, 70% of the NEOs’ performance-based variable pay was tied to achievement of an Adjusted EBITDA target.  The financial performance threshold for an NEO to earn the maximum possible short-term incentive payout on this component of variable pay was Adjusted EBITDA of $36.4 million, an 8% increase over that achieved in fiscal 2013.  Based on achievement of $34.4 million of Adjusted EBITDA in fiscal 2014, compensation for the financial component tied to Adjusted EBITDA was paid out at a level between target and maximum opportunity.

Fiscal 2014 Performance-Based Variable Pay Percentages

Name	Payout for achieving Adjusted EBITDA less than $31.4 million in 2014 and not meeting strategic Team Performance Objectives	Pro-rata share of 70% financial performance metric for achieving Adjusted EBITDA as calculated if > $31.4 million and < $33.9 million in 2014 and meeting all strategic Team Performance Objectives	Payout for Achieving Targeted Adjusted EBITDA of $33.9 million in 2014 and meeting all strategic Team Performance Objectives	Pro-rata share of total target opportunity for achieving Adjusted EBITDA as calculated if > $33.9 million and < $36.4 million in 2014 and meeting all strategic Team Performance Objectives	Payout for Achieving Adjusted EBITDA equal to or greater than $36.4 million in 2014 and meeting all strategic Team Performance Objectives
Robert A. Whitman	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Stephen D. Young	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

M. Sean Covey	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Shawn D. Moon	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Scott J. Miller	0%	Pro-rata calculation	100%	Pro-rata calculation	200%

Performance-Based Variable Pay-Executive Team Performance Objectives:   As described above, 70% of short-term incentives was based on achievement of specific Adjusted EBITDA targets.  An additional 30% of targeted short-term incentive compensation for our NEOs depended on the achievement of specific metric-based performance objectives related to the achievement of key strategic milestones.  These milestones were determined at the beginning of fiscal 2014.  Because these goals were strategic in nature, and we believe that disclosing specifics could cause potential competitive harm, they are not disclosed.

However, these objectives were individually weighted based on difficulty and on the effort required to achieve the goal, with most goals weighted between 30% and 40% of this portion of the short-term variable pay award.  We believe that the goals established for each NEO were “stretch” goals tied to achieving our annual plan in support of the Company’s long-term strategy.  Each goal was typically linked to what we refer to internally as our “Wildly Important Goals” that are cascaded throughout the Company, and progress toward each of these goals was tracked regularly.  For NEOs to receive the maximum payout on this portion of their incentive required meeting each one of these aggressive goals, including achieving $33.9 million in Adjusted EBITDA.  For fiscal 2014, NEOs were paid less than the maximum of the 30% of their short-term variable pay tied to these executive team performance objectives (actual pay was 30% for this portion of the short-term variable pay award) since, despite exceeding budget, the “big stretch” goal of $210 million in revenue was not reached.

Equity Awards Generally:  As mentioned above, we believe that, historically, we have been conservative with respect to our equity grants to senior management.  Based on our strong financial performance from fiscal 2010 through fiscal 2014, we decided to continue our use of equity awards for our current NEOs through a long-term performance-based equity award program that we believe will serve to further align the interests of our NEOs with the Company’s long-range objectives.  The following subsections describe the equity awards provided by us in fiscal 2014.

Long-Term Incentive Plan (LTIP) – Performance-Based Equity Grants:  In fiscal 2005, the Compensation Committee adopted a long-term incentive strategy using performance-based shares as a component of total targeted compensation.  The LTIP was established as a performance incentive for senior management, including our NEOs, to achieve specific financial objectives included in our long-term financial plan.  A significant portion of our NEOs total targeted compensation is in the form of RSU awards that vest based solely upon the achievement of these key financial objectives over a period of years.  The LTIP awards currently outstanding, which have a six-year life, are as follows:

•
Fiscal 2014 LTIP Award – During the first quarter of fiscal 2014, the Compensation Committee approved the grant of new performance-based RSU awards to our NEOs involving a total of 89,418 shares.  The awards are subject to six individual vesting conditions that are divided into two performance measures, trailing four-quarter Adjusted EBITDA and trailing four-quarter increased sales of courses related to The 7 Habits of Highly Effective People.  Multi-year Adjusted EBITDA targets for this award are $37.0 million, $43.0 million, and $49.0 million (70% of the award shares), and the targets related to increased sales of The 7 Habits of Highly Effective People courses are $5.0 million, $10.0 million and $12.5 million (30% of the award shares).  On August 31, 2014, the first tranche of 8,942 shares vested to participants based on the achievement of $5.0 million of increased sales of The 7 Habits of Highly Effective People courses.  All other tranches of this award remain unvested.

•
Fiscal 2013 LTIP Award – During the first quarter of fiscal 2013, the Compensation Committee granted performance-based RSU awards to the CEO, CFO, and one other executive officer involving a total of 68,085 shares.  The award is subject to six individual vesting conditions that are divided into two performance measures, Adjusted EBITDA and Productivity Practice sales.  Multi-year Adjusted EBITDA targets for this award are $33.0 million, $40.0 million, and $47.0 million (70% of the award shares) and Productivity Practice sales targets are $23.5 million, $26.5 million, and $29.5 million (30% of the award shares), each over a rolling four-quarter period.  As of August 31, 2014, the first tranche of 15,887 shares related to Adjusted EBITDA and the first tranche of 6,808 shares related to Productivity Practice sales have vested to participants.  All other tranches of this award remain unvested.

•
Fiscal 2012 LTIP Award – During fiscal 2012, the Compensation Committee granted performance-based RSU awards to the CEO, CFO, and one other executive officer similar to the fiscal 2013 award described above, involving a total of 106,101 shares.  The award is subject to six individual vesting conditions that are divided into two performance measures, Adjusted EBITDA and Productivity Practice sales.  Adjusted EBITDA targets for this award are $26.0 million, $33.0 million, and $40.0 million (70% of the award shares) and Productivity Practice sales targets are $20.5 million, $23.5 million, and $26.5 million (30% of the award shares), each over a rolling four-quarter period.  As of August 31, 2014, the first two tranches of 24,757 shares related to Adjusted EBITDA and the first two tranches of 10,610 shares related to Productivity Practice sales have vested to participants.  The other two tranches of this award remain unvested.

We believe that our RSU programs align a significant portion of our executive compensation with increasing value to our shareholders.  For further information regarding our LTIP awards and other share-based compensation awards, please refer to the notes to our financial statements found in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

Stock Options: The 631,250 stock options outstanding as of August 31, 2014 are from the fiscal 2010 and fiscal 2011 stock option grants to the CEO and CFO.  These options vested in the second quarter of 2013 and were related to achieving specific stock price objectives and the extinguishment of the management stock loan program, which resulted in 3.3 million shares coming back into the Company’s treasury.  These options were vested and exercisable on August 31, 2014.

RSUs – The Stock Performance Share Plan:  On July 15, 2011, the Compensation Committee approved a special performance-based RSU program that would allow certain members of our management team (excluding the CEO) to receive shares of our common stock if the closing price of our common stock averaged specified levels over a five-day period.  If the price of our common stock achieved the specified levels within three years of the grant date, 100% of the awarded RSUs would vest.  If the price of our common stock reached the specified levels between three and five years from the grant date, only 50% of the RSUs would vest.  No RSUs would vest to participants if the specified price targets were met after five years from the grant date.  This award was designed to grant approximately one-half of the total RSUs in fiscal 2011, approximately one-fourth of the RSUs in fiscal 2012 and approximately one-fourth of the total RSUs in fiscal 2013.  This program was designed to further incentivize management personnel to take those actions likely to lead to a significant increase in the share price of the Company’s common stock and to allow them to share in this increase in shareholder value.  The Company believed this program served to further align the interests of management and other shareholders.  The Company received advice regarding the program design and structure from Mercer.

The number of RSUs granted to each NEO was determined by dividing an amount equal to three times the sum of the NEO’s base salary and target short-term incentive opportunity by an assumed stock price of $17.00 per share for awards granted in fiscal 2011 (at that time, the share price was approximately $8.00), $18.05 per share for awards granted in fiscal 2012, and $22.00 per share for awards granted in fiscal 2013, and then awarding a percentage of the resulting amount in the form of the performance-based RSUs.  Our CEO and CFO (for awards after fiscal 2011) were not included in this incentive program at their request because the program was developed to provide additional incentive to other top managers.

All awards granted to participants in prior years vested during fiscal 2014 as our average stock price exceeded the respective price thresholds for each of the awards.  The fiscal 2011 RSUs vested on September 18, 2013 when our stock price closed at $17.62, the fiscal 2012 RSUs vested on October 2, 2013 when our stock price closed at $19.00 and the fiscal 2013 awards vested on June 5, 2014 when our stock price closed at $22.74 per share.

Qualified Retirement Benefits: Each of our NEOs participates in the Franklin Covey 401(k) plan, which is our tax-qualified retirement plan available to all U.S. employees.  As for all employees, we match dollar for dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.  Contributions to the 401(k) plan from highly compensated employees are currently limited to a maximum of 7% of compensation, subject to statutory limits.

Other Benefits:  The Compensation Committee evaluated the market competitiveness of the executive benefit package to determine the most critical and essential benefits necessary to retain executives.  Based on information on benefits from Mercer, the Compensation Committee determined to include executive life insurance for specific NEOs.  In addition, the Company agreed to provide our CEO with supplemental disability insurance after he voluntarily terminated his employment agreement with the Company, and in consideration of the years during which our CEO received no compensation.  Our Compensation Committee was provided with the estimated value of these items (which value is included in the Fiscal 2014 Summary Compensation Table below), and it determined, as in prior years, that these amounts were not material in determining our NEOs’ fiscal 2014 compensation.

•
Term Life Insurance:  Franklin Covey provides a portable 20-year term life policy for the CEO and CFO.  The coverage amount is 2.5 times each executive’s target cash compensation (base salary + target annual incentive).

•
Supplemental Disability Insurance: We provide our CEO with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75% of his fiscal 2014 target cash compensation.  Executives and other highly compensated associates may purchase voluntary supplemental disability insurance at their own expense.

Consistent with the spirit of partnership at Franklin Covey, no club memberships, automobiles or similar “corporate” perquisites are provided to NEOs, and we do not allow reimbursement for those costs.

We maintain a number of other broad-based employee benefit plans in which, consistent with our values, our NEOs participate on the same terms as other employees who meet the eligibility requirements, subject to any legal limitations on amounts that may be contributed to or benefits payable under the plans.  These benefits include:

•	Our High Deductible Health Plans and Health Savings Accounts administered pursuant to Sections 125 and 223 of the Internal Revenue Code of 1986, as amended (or Code).

•	Our Employee Stock Purchase Plan implemented and administered pursuant to Section 423 of the Code.

Severance Policy:  We have implemented a severance policy to establish, in advance, the appropriate treatment for terminated executives and to ensure market competitiveness.  The severance policy uses the same benefit formula for our NEOs as it uses for all of our employees.  We do not gross-up severance payments to compensate for taxes.  For more information about the terms of the severance policy, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Employment Agreements and Change-in-Control Severance Agreements:  We do not have employment agreements with any of our NEOs, but are a party to change-in-control severance agreements with each of our NEOs and other key officers and employees.  These agreements are designed to retain our NEOs in the event a change-in-control transaction is proposed. In such situations, the change-in-control benefit may alleviate some of the financial and career concerns normally associated with a change-in-control and assure our NEOs of fair treatment.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Section 162(m):  Section 162(m) of the Code imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to the company’s principal executive officer or any of the company’s three other most highly compensated executive officers, other than the company’s chief financial officer, who are employed as of the end of the year.  This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation (i.e., compensation paid only if, among other requirements, the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders).  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

Stock Ownership Guidelines:  We have adopted stock ownership guidelines of at least five times base salary for our CEO, three times base salary for our CFO and two times base salary for our other NEOs.  These officers are expected to reach these applicable thresholds within five years of the guidelines becoming applicable to the officer.  Unvested performance-based awards and stock options are not counted toward stock ownership requirements.  The Compensation Committee annually reviews executives’ progress toward meeting these guidelines.  Currently, the stock ownership of our CEO, CFO, and of Sean Covey exceeds their respective thresholds.  Other NEOs are working towards meeting their thresholds within the allotted time.

Executive Compensation

The Fiscal 2014 Summary Compensation Table below sets forth compensation information for our NEOs relating to fiscal 2014, fiscal 2013 and fiscal 2012.

Fiscal 2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Award ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert A. Whitman	2014	525,000	-	945,000	-	525,439	-	62,105	2,057,544
Chairman & CEO	2013	500,000	-	600,000	-	955,000	-	71,629	2,126,629
	2012	500,000	-	600,000	-	1,000,000	-	53,701	2,153,701
Stephen D. Young	2014	320,000	-	288,000	-	215,180	-	17,702	840,882
CFO	2013	300,000	-	150,000	-	332,250	-	14,394	798,643
	2012	300,000	-	150,000	-	350,000	-	17,702	817,702
M. Sean Covey	2014	300,000	-	150,000	-	200,167	-	239,565	889,732
EVP Global Solutions and Partnerships	2013	300,000	-	234,311	-	382,000	-	295,369	1,211,680
	2012	300,000	-	138,946	-	400,000	-	239,171	1,078,117
Shawn D. Moon	2014	300,000	-	150,000	-	200,167	-	15,040	665,207
EVP Domestic & Global Sales & Delivery	2013	300,000	-	234,311	-	382,000	-	15,030	931,341
	2012	300,000	-	138,946	-	400,000	-	14,101	853,047
Scott J. Miller	2014	300,000	-	100,000	-	200,167	-	10,159	610,326
EVP Business Dev & Marketing	2013	300,000	50,000	187,449	-	191,000	-	7,234	735,683
	2012	306,346	-	222,309	-	200,000	-	12,584	741,239

Note on CEO Compensation
As previously noted, our fiscal 2014 total targeted compensation at achievement of goal for our CEO was approximately $1.8 million, assuming achievement of targeted results under our short-term incentive payment plan plus the LTIP award.  A significant percentage of our CEO’s compensation is dependent upon (1) performance-based-pay for achieving targeted growth in Adjusted EBITDA and (2) aligning compensation with the interests of our shareholders for long-term growth.

Salary
The amounts reported in the “Salary” column for fiscal 2014 represent base salaries paid to each NEO in fiscal 2014.  Our CEO’s salary had been fixed at $500,000 per year since fiscal 2000.  The salaries of our CEO and CFO were moderately increased for fiscal 2014 based on the compensation market assessment performed by Mercer and the Committee’s assessment of Mr. Whitman’s consistently outstanding performance in the role.  The salaries of our other NEOs remained constant in fiscal 2014 based on the Compensation Committee’s consideration of our fiscal 2014 performance.

Bonus
No discretionary bonuses were paid to any NEOs for fiscal 2014, as the variable component of compensation is performance-based and is captured in the Non-Equity Incentive Plan Compensation column.  The amount reported in the “Bonus” column for fiscal 2013 represents a discretionary impact bonus paid to Mr. Miller for meeting specific marketing and business development objectives.

Stock Awards
The amounts reported in the “Stock Awards” column for fiscal 2014 represent the aggregate grant date fair value (computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASC Topic 718) for the (1) RSUs issued to NEOs as LTIP Awards during fiscal 2014 and (2) The Stock Performance Share Plan RSU awards issued to Messrs. Covey, Moon and Miller during fiscal 2013 and fiscal 2012.  Both the Executive Performance Awards and the Stock Performance Share Plan are discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2014 Compensation Decisions and Actions.”  For further information regarding these stock awards and the assumption made in their valuation, refer to Note 11, Share-Based Compensation Plans, to our consolidated financial statements for the three years in the period ended August 31, 2014 included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

Non-Equity Incentive Plan Compensation
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2014 represent the amounts paid to each NEO under the Company’s Performance-Based Variable Pay Plan, which is discussed previously in the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2014 Compensation Decisions and Actions.”  Payouts are based on achieving objectives established annually and meeting annual financial targets.  Incentive amounts were approved by the Compensation Committee and were paid following the conclusion of the fiscal year.

Change in Pension Value and Nonqualified Deferred Compensation Earnings
We do not maintain any pension plans.  The Nonqualified Deferred Compensation (or NQDC) plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock will be distributable to participants only in the form of shares of our stock.  None of the NEOs participates in the NQDC plan.

All Other Compensation
The amounts reported in the “All Other Compensation” column for fiscal 2014 represent the aggregate dollar amount for each NEO, including for Company contributions to 401(k) plan accounts, royalty payments (in the case of Mr. Covey) and insurance premiums.  The “Fiscal 2014 All Other Compensation Table” presents the detail of the amounts included in this column for fiscal 2014.

Total Compensation
The amounts reported in the “Total” column reflect the sum of each of the previous columns for each NEO, including all amounts paid and deferred.

Fiscal 2014 All Other Compensation Table

Name	Year	Company Contributions to 401(k) Plan(a) ($)	Executive Life Insurance Premiums(b) ($)	Executive Disability Premiums(c) ($)	Other(d) ($)	Total ($)
Mr. Whitman	2014	7,639	7,310	41,742	5,414	62,105
Mr. Young	2014	8,042	2,270	-	7,390	17,701
Mr. Covey	2014	7,574	-	-	231,991	239,565
Mr. Moon	2014	7,650	-	-	7,390	15,040
Mr. Miller	2014	2,769	-	-	7,390	10,159

(a)
We match dollar for dollar the first 1% of salary contributed to the 401(k) plan and 50 cents on the dollar of the next 4% of salary contributed.  Our match for executives is the same match received by all associates who participate in the 401(k) plan.

(b)
For the CEO and CFO, we maintain an executive life insurance policy with a face value of approximately 2.5 times their target annual cash compensation.  These amounts show the annual premiums paid for each 20-year term executive life insurance policy.

(c)
We provide Mr. Whitman with long-term disability insurance which, combined with our current group policy, provides, in aggregate, monthly long-term disability benefits equal to 75 percent of his fiscal 2014 target cash compensation.  The amount shows the premiums paid for Mr. Whitman’s supplemental long-term disability coverage.

(d)
For Mr. Covey, this amount includes royalties from books he authored that are used in our training and education businesses in the amount of $224,601 earned during fiscal 2014.  All NEOs received a travel voucher, similar to the President’s Club award given to our top sales professionals for achieving their aggressive sales goals for the year.

Fiscal 2014 Grants of Plan-Based Awards

The following table sets forth the plan-based awards that we granted in fiscal 2014.  Despite the multiple entries in the table, we made only two types of awards in fiscal 2014: annual incentive based cash awards identified in the table as Performance-Based Variable Pay, and long-term LTIP equity awards to our NEOs to recognize their contributions to our financial performance during fiscal 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Mr. Whitman
Performance-Based Variable Pay(a)			525,000	1,050,000		-		-	-	-	-
Long-Term Incentive Plan Award(b)	11/21/2013		-	-		54,320		-	-	-	1,063,586
Mr. Young
Performance-Based Variable Pay(a)			215,000	430,000		-		-	-	-	-
Long-Term Incentive Plan Award(b)	11/21/2013		-	-		18,107		-	-	-	354,535
Mr. Covey
Performance-Based Variable Pay(a)			200,000	400,000		-		-	-	-	-
Long-Term Incentive Plan Award(b)	11/21/2013		-	-		10,347		-	-	-	202,594
Mr. Moon
Performance-Based Variable Pay(a)			200,000	400,000		-		-	-	-	-
Long-Term Incentive Plan Award(b)	11/21/2013		-	-		10,347		-	-	-	202,594
Mr. Miller
Performance-Based Variable Pay(a)			200,000	400.000		-		-	-	-	-
Long-Term Incentive Plan Award(b)	11/21/2013		-	-		5,173		-	-	-	101,287

(a)
These amounts relate to the Performance-Based Variable Pay Plan. For additional information regarding the Performance-Based Variable Pay Plan, see the section above entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2014 Compensation Decisions and Actions.”

(b)	These amounts relate to the Long-Term Incentive Plan Awards granted to the NEOs, which awards have performance-based features of Adjusted EBITDA and 7 Habits Sales Growth measures.

For more information about the equity awards disclosed in the table above, see the section entitled “Compensation Discussion and Analysis – Analysis of Fiscal 2014 Compensation Decisions and Actions” above.

Employment and Change-in-Control Severance Agreements

We do not maintain employment agreements with any of our NEOs, but we do maintain change-in-control severance agreements with each of our NEOs.  For more information about the terms of these change-in-control severance agreements, see the section below entitled “Executive Compensation – Potential Payments Upon Termination or Change-in-Control.”

Fiscal 2014 Outstanding Equity Awards at Fiscal Year-End

The following equity awards granted to our NEOs were outstanding as of August 31, 2014.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(a)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Un-earned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mr. Whitman	11/21/13	—	—	—	—	—	—	—	42,653	(b)	813,393
	9/20/12	—	—	—	—	—	—	—	34,042	(c)	649,181
	9/28/11	—	—	—	—	—	—	—	26,526	(c)	505,851
	1/28/11	62,500	—	—	9.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	10.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	12.00	1/28/2021	—	—	—		—
	1/28/11	62,500	—	—	14.00	1/28/2021	—	—	—		—
	1/28/10	62,500	—	—	9.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	10.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	12.00	1/28/2020	—	—	—		—
	1/28/10	62,500	—	—	14.00	1/28/2020	—	—	—		—

Mr. Young	11/21/13	—	—	—	—	—	—	—	12,999	(b)	247,891
	9/20/12	—	—	—	—	—	—	—	8,512	(c)	162,324
	9/28/11	—	—	—	—	—	—	—	6,631	(c)	126,453
	1/28/10	43,750	—	—	10.00	1/28/2020	—	—	—		—
	1/28/10	43,750	—	—	12.00	1/28/2020	—	—	—		—
	1/28/10	43,750	—	—	14.00	1/28/2020	—	—	—		—

Mr. Covey	11/21/13	—	—	—	—	—	—	—	6,771	(b)	129,123

Mr. Moon	11/21/13	—	—	—	—	—	—	—	6,771	(b)	129,123

Mr. Miller	11/21/13	—	—	—	—	—	—	—	4,513	(b)	86,063

(a)
These options had a market vesting condition related to the resolution of a management stock loan program when the share price reached the breakeven amount for participants.  In 2013, the stock price exceeded the required threshold and the management stock loan program was extinguished, resulting in these options vesting for both the CEO and CFO.  During fiscal 2014, Mr. Young exercised a portion of his options which were granted on January 28, 2010.

(b)
These awards are LTIP Awards granted in fiscal 2014 (November 21, 2013).  These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and sales of courses related to The 7 Habits offerings.  These awards are broken into six tranches.  Five tranches remain unvested.

(c)
These awards are the remaining time-based portion of the LTIP Awards granted to Messrs. Whitman and Young. These awards will vest upon the achievement of specified target levels of Adjusted EBITDA and Productivity Practice revenue measures for a rolling four quarter period.  These awards are broken into six tranches.  For the awards granted in fiscal 2012 (September 28, 2011) two tranches remain unvested.  For the awards granted in fiscal 2013 (September 20, 2012) four tranches remain unvested.

(d)
Values were determined by multiplying the target number of RSUs or other performance awards by the closing price per share of Common Stock on the NYSE on August 29, 2014 of $19.07.  In accordance with SEC rules, the Fiscal 2014 Summary Compensation Table and Fiscal 2014 Grants of Plan-Based Awards above include the grant date fair value of the awards granted during fiscal 2014.

Fiscal 2014 Option Exercises and Stock Vested

The following table sets forth the value of the awards held by our NEOs that vested or were exercised, as applicable, during fiscal 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Mr. Whitman	—	—	35,222	$671,684
Mr. Young	43,750	451,063	33,697	$640,878
Mr. Covey	—	—	82,691	$1,624,533
Mr. Moon	—	—	82,691	$1,624,533
Mr. Miller	—	—	65,026	$1,278,210

(a)
During the first quarter of fiscal 2014, the Compensation Committee granted a performance based equity award for the Company’s executive team, including the NEOs.  A total of 89,418 shares may be issued to the participants based on six individual vesting conditions that are divided into two performance measures, trailing four-quarter Adjusted EBITDA and trailing four-quarter increased sales of courses related to The 7 Habits of Highly Effective People.  Multi-year Adjusted EBITDA targets for this award are $37.0 million, $43.0 million, and $49.0 million (70% of the award shares) and increased sales of The 7 Habits of Highly Effective People courses are $5.0 million, $10.0 million, and $12.5 million (30% of the award shares).  As of August 31, 2014, the Company met only the first trailing four-quarter increased sales of courses related to The 7 Habits of Highly Effective People goal and the first tranches of shares vested to the participants.

During fiscal 2014 one of the six performance targets in the fiscal 2013 RSU award to our CEO and CFO (related to the Adjusted EBITDA portion of the award) was achieved; and one performance target in the 2012 RSU award to our CEO and CFO (also related to the Adjusted EBITDA portion of the award) was achieved.  As a result, portions of the awards corresponding to these performance goals automatically vested and were settled in shares for our CEO and CFO.

All Stock Performance Share Plan awards granted to participants in prior years vested during fiscal 2014 as our average stock price exceeded the respective price thresholds for each of the awards.  The fiscal 2011 RSUs vested on September 18, 2013 when our stock price closed at $17.62, the fiscal 2012 RSUs vested on October 2, 2013 when our stock price closed at $19.00 and the fiscal 2013 awards vested on June 5, 2014 when our stock price closed at $22.74 per share.

(b)	Values were determined by multiplying the aggregate number of RSUs by $19.07, which was the closing price per share of our Common Stock on the NYSE at August 29, 2014, which was the vesting date.

Fiscal 2014 Pension Benefits and Nonqualified Deferred Compensation

We do not offer any pension plans.  The NQDC plan was frozen to new contributions as of January 1, 2005.  Effective August 15, 2005, NQDC balances invested in our stock are distributable to participants only in the form of shares of our stock.  None of the NEOs participate in the NQDC plan.

Potential Payments Upon Termination or Change-in-Control

Severance Benefits

Our NEOs are subject to the same general severance policies as for all Franklin Covey employees.  Under our severance policy, employees including NEOs who terminate involuntarily without cause receive a lump-sum payment equal to one week’s salary for every $10,000 of their annual total targeted cash compensation.  Additionally, we pay COBRA medical and dental premiums for the term of the severance.  In return for the receipt of severance payment, the NEO agrees to abide by specific non-compete, non-solicitation and confidentiality requirements.

Estimated Severance Amounts as of August 31, 2014
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2014	2,142,572	525,000	525,000	2,120,192	22,380	(a)
Mr. Young	2014	561,836	320,000	215,000	550,433	11,403
Mr. Covey	2014	496,401	300,000	200,000	480,769	15,632
Mr. Moon	2014	496,401	300,000	200,000	480,769	15,632
Mr. Miller	2014	496,401	300,000	200,000	480,769	15,632

The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

   (a) COBRA benefits are legally limited to 18 months for all NEOs.

Change-in-Control Severance Benefits

The Company has entered into a change-in-control severance agreement with each NEO.  Under the terms of the agreements, each executive officer would receive from the Company one times his or her current annual total targeted cash compensation paid out in a lump sum, plus reimbursement of premiums to secure medical benefit continuation coverage for a period of one year.  There are no excise tax gross-up provided under the agreements.

Estimated Change-in-Control Severance Amounts as of August 31, 2014
		Target Total Severance Payment	Base Salary	Target Annual STIP	Target Annual Cash Compensation	Target COBRA Premiums for 12 months
Name	Year	($)	($)	($)	($)	($)
Mr. Whitman	2014	1,061,083	525,000	525,000	1,050,000	11,083
Mr. Young	2014	546,083	320,000	215,000	535,000	11,083
Mr. Covey	2014	516,257	300,000	200,000	500,000	16,257
Mr. Moon	2014	516,257	300,000	200,000	500,000	16,257
Mr. Miller	2014	516,257	300,000	200,000	500,000	16,257

The target total severance payment equals the target annual cash compensation plus target COBRA premiums for the severance period.

Compensation Committee Report

Our Compensation Committee reviewed the Compensation Discussion and Analysis (CD&A), as prepared by management of Franklin Covey, and discussed the CD&A with management of Franklin Covey.  Mercer, outside legal counsel and the Company’s CFO and Chief People Officer also reviewed the CD&A.  Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

Compensation Committee:
E. Kay Stepp, Chair
Dennis Heiner
Michael Fung

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended August 31, 2014.  The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference under the Exchange Act except to the extent that we specifically incorporate such information by reference in such filing.

The Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company.  The Audit Committee operates in accordance with a written charter, which was adopted by the Board of Directors.  A copy of that charter is available on our website at www.franklincovey.com.  Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the New York Stock Exchange and the rules of the SEC.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  The Company’s management has primary responsibility for the financial statements and reporting process, including the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2014.  This review included a discussion of the quality and the acceptability of the Company’s financial reporting and system of internal controls, including the clarity of disclosures in the financial statements.  The Audit Committee also reviewed and discussed with the Company’s independent registered public accounting firm the audited financial statements of the Company for the fiscal year ended August 31, 2014, their judgments as to the quality and acceptability of the Company’s financial reporting, and such other matters as are required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee obtained from the independent registered public accountants a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.  The Audit Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

Based upon the review and discussions referred to above, the Audit Committee approved the Company’s audited financial statements for inclusion in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, for filing with the SEC.

Date:  November 20, 2014
Michael Fung, Chairman
Dennis G. Heiner
E. Kay Stepp

OVERVIEW OF PROPOSALS

This Proxy Statement includes four proposals requiring shareholder action.  Proposal No. 1 requests the election of seven directors to the Board.  Proposal No. 2 requests an advisory vote on executive compensation.  Proposal No. 3 requests the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2015.  Proposal No. 4 requests the approval of our 2015 Omnibus Incentive Plan.  Each of these proposals is discussed in more detail in the pages that follow.

PROPOSAL NO. 1
Election of Directors

At the Annual Meeting, seven directors are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified.  Our director nominees have a great diversity of experiences and bring to our Board a wide variety of skills, qualifications, and viewpoints that strengthen their ability to carry out their oversight role on behalf of our shareholders.  They have developed their skills and gained experience across a broad range of industries and disciplines in both established and growth markets.  The biographies contained in the section of this Proxy Statement entitled, “Nominees for Election to the Board of Directors” describes the many areas of individual expertise that each director nominee brings to our board.

Unless the shareholder indicates otherwise, each proxy will be voted in favor of the seven nominees listed below.  Each of the nominees is currently serving as a Director of the Company.  If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors.

Vote Required

The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the seven directors to be elected by those shares, will be elected as directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.  Abstentions and broker non-votes will have no effect on the election of directors.

Pursuant to the Company’s bylaws, any nominee for director who receives a greater number of votes “withheld” or “against” from his or her election than votes “for” his or her election shall immediately offer to tender his or her resignation following certification of such shareholder vote.  The Nominating Committee shall promptly consider the director’s resignation offer and make a recommendation to the Board of Directors on whether to accept or reject the offer.  The Board of Directors shall act on the recommendation of the Nominating Committee and publicly disclose its decision within 90 days following certification of the shareholder vote.

Recommendation of the Board

The Board of Directors recommends that shareholders vote FOR the election of Clayton M. Christensen, Michael Fung, Dennis G. Heiner, Donald J. McNamara, Joel C. Peterson, E. Kay Stepp, and Robert A. Whitman.

PROPOSAL NO. 2
Advisory Vote on Executive Compensation

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing its shareholders with the opportunity to cast an advisory vote on executive compensation as described below.  We believe that it is appropriate to seek the views of shareholders on the design and effectiveness of the Company’s executive compensation program.

Our overall goal for the executive compensation program is to attract, motivate, and retain a talented and creative team of executives who will provide leadership for our success in dynamic and competitive markets.  The Company seeks to accomplish this goal in a way that rewards performance and that is aligned with shareholders’ long-term interests.  We believe that our executive compensation program, which utilizes both short-term cash awards and long-term equity awards, satisfies this goal and is strongly aligned with the long-term interest of our shareholders.

The Compensation Discussion and Analysis, as presented within this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Compensation Committee during fiscal 2014 in more detail.  Please refer to the information contained in the Compensation Discussion and Analysis as you consider this proposal.

We believe that the compensation program for the Named Executive Officers is instrumental in helping the Company achieve strong financial performance.  During fiscal 2014, our net sales increased to $205.2 million compared with $190.9 million in fiscal 2013, and $170.5 million in fiscal 2012.  Our fiscal 2014 net sales represent seven percent growth compared with fiscal 2013 and 20 percent growth compared with fiscal 2012.  Our net income for fiscal 2014 grew to $18.1 million compared with $14.3 million in fiscal 2013, and $7.8 million in fiscal 2012.  The Company’s strong earnings and improved operational results helped to increase net working capital to $50.1 million compared with $38.2 million in fiscal 2013.

We are asking the shareholders to vote on the following resolution:

RESOLVED, that the shareholders hereby approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative disclosure.

As an advisory vote, this proposal is not binding upon the Company.  However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for the Named Executive Officers.  We currently intend to include a shareholder advisory vote on our executive compensation program each year at our annual meeting of shareholders.

Vote Required

Approval of Proposal No. 2 requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Recommendation of the Board

The Board recommends that shareholders vote FOR Proposal No. 2.

PROPOSAL NO. 3
Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected the independent registered public accounting firm Ernst & Young LLP (Ernst & Young) to audit our financial statements for fiscal 2015.  Ernst & Young began serving as our independent registered public accounting firm in the second quarter of fiscal 2011.  The Board of Directors anticipates that one or more representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accountant Fees

The following table shows the fees accrued or paid to our independent registered public accounting firm for the fiscal years ended August 31, 2014 and 2013:

	Fiscal 2014	Fiscal 2013
Audit Fees(1)	$649,101	$655,124
Audit-Related Fees(2)	-	-
Tax Fees(3)	38,500	64,610
All Other Fees	-	-
	$687,601	$719,734

(1)
Audit fees represent fees and expenses for professional services provided in connection with the audit of our consolidated financial statements and the effectiveness of internal controls over financial reporting found in the Annual Report on Form 10-K and reviews of our financial statements contained in Quarterly Reports on Form 10-Q, procedures related to registration statements, accounting consultations on actual transactions, and audit services provided in connection with other statutory filings.

(2)	Audit-Related Fees primarily consisted of accounting consultation on proposed transactions.
(3)	Tax Fees consisted primarily of fees and expenses for services related to tax compliance, tax planning, and tax consulting.

The Audit Committee pre-approves all services to be performed by our independent registered public accountants and subsequently reviews the actual fees and expenses paid to them.  All of the audit-related and non-audit services provided by our independent registered public accounting firm during the fiscal years ended August 31, 2014 and 2013 were pre-approved by the Audit Committee.  The Audit Committee has determined that the fees paid for non-audit services are compatible with maintaining independence as our independent registered public accountants.

Vote Required

The ratification of the appointment of Ernst & Young as our independent registered public accountants requires that the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition.  Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

Board Recommendation

The Board recommends that shareholders vote FOR the appointment of Ernst & Young as the Company’s independent registered public accountants.

PROPOSAL NO. 4
Approval and Ratification of the 2015 Omnibus Incentive Plan

We are seeking shareholder approval to adopt the Franklin Covey Co. 2015 Omnibus Incentive Plan (the 2015 Omnibus Plan).

Background

On December 16, 2014, the Board adopted, subject to shareholder approval, the 2015 Omnibus Plan. The purpose of the 2015 Omnibus Plan is to promote our interests and the interests of our shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors, independent contractors and non-employee directors capable of assuring our future success, to offer such persons incentives to put forth maximum efforts for the success of our business and to compensate such persons through various stock and cash -based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with our shareholders.

The use of equity incentive awards has historically been a key component of our compensation program. We currently award stock-based compensation, including stock options and restricted stock under the Second Amended and Restated 1992 Stock Incentive Plan (the 1992 Plan). As of November 28, 2014, there were (i) 631,250 shares subject to outstanding stock options with a weighted average exercise price of $11.41 per share and a weighted average remaining term of six years under the 1992 Plan, and (ii) 283,971 shares of restricted stock and performance awards outstanding. As of November 28, 2014, there were approximately 291,000 shares available for future grants under the 1992 Plan. Accordingly, the Board has determined that, in order to ensure that there are sufficient shares available for issuance under our equity incentive plans to meet our needs for future grants during the coming years, an increase in available shares is necessary to continue granting incentives and reward opportunities to eligible individuals while assisting us in retaining a competitive edge in today's volatile business environment. Further details about our awards currently outstanding can be found in the section “Compensation Discussion and Analysis.”  No further awards will be made pursuant to our 1992 Plan if our shareholders approve the 2015 Omnibus Plan.

We believe approval of the 2015 Omnibus Plan will give us flexibility to continue to make stock-based grants and other awards permitted under the 2015 Omnibus Plan over the next three to five years in amounts determined appropriate by the Compensation Committee, which will administer the 2015 Omnibus Plan (as discussed more fully below); however, this timeline is simply an estimate used by us to determine the number of new shares to ask our shareholders to approve and future circumstances may require us to change our expected equity grant practices. These circumstances include, but are not limited to, the future price of our common stock, award levels/amounts provided by our competitors and hiring activity during the next few years.

The Compensation Committee and the Board believe that equity incentive grants are vital to our interests and our shareholders, as they play an important role in our ability to attract and retain key management, align a significant percentage of our executives’ compensation to her or his performance, as well as ours, and generate in our executives a strategic long-term interest in our performance. As discussed below, the 2015 Omnibus Plan will allow for the continued use of stock-based compensation and cash compensation and will permit us significant flexibility in determining the types and specific terms of awards made to participants. This flexibility will allow us to make future awards based on the then-current objectives for aligning compensation with shareholder value.While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.

Some of the key features of the 2015 Omnibus Plan include:

•	No Repricing or Discounting of Stock Options or Stock Appreciation Rights: Stock options and SARs may not generally be repriced or granted at a discount under the 2015 Omnibus Plan.

•
No Payments of Dividends on Restricted Stock or Restricted Stock Units.  Holders of restricted stock, restricted stock units, and stock-based performance awards will not receive dividends or dividend equivalents until such awards vest.

•
Awards Subject to Clawback Policy.  All awards under the 2015 Omnibus Plan will be subject to forfeiture or other penalties pursuant to any clawback policy we may adopt or amend from time to time, as determined by the Compensation Committee.

•
Awards Are Typically Not Transferable.  Except as other provided by the Compensation Committee, awards under the 2015 Omnibus Plan are typically not transferable, except pursuant to limited exceptions.  If a transfer is permitted, the transfer shall be for no value.

Request for Additional Shares and Dilution

We manage our long-term shareholder dilution, in part, by controlling the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize shareholder value by granting what it believes are an appropriate number of equity incentive awards to attract, reward, and retain employees.

The following table sets forth information regarding historical awards granted and earned for the fiscal 2012 through fiscal 2014 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average common shares outstanding for that year, for each of the last three fiscal years:

Year	Time Vesting Options Granted	Time Vesting Restricted Stock Units Granted	Performance Awards Granted	Total	Weighted Average Number of Common Shares Outstanding (thousands)	Burn Rate
2012	-	37,975	289,717	327,692	17,772	1.8%
2013	-	30,672	193,916	224,588	17,348	1.3%
2014	-	14,616	120,666	135,282	16,720	0.8%
Three-Year Average	-	27,754	201,433	229,187	17,280	1.3%

A copy of the 2015 Omnibus Plan is attached as Appendix A to this proxy statement. The following summary of the material terms of the 2015 Omnibus Plan is qualified in its entirety by reference to the full text of the 2015 Omnibus Plan.

Administration

The Compensation Committee administers the 2015 Omnibus Plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount and other terms and conditions of each award, consistent with the provisions of the 2015 Omnibus Plan. Subject to the provisions of the 2015 Omnibus Plan, the Compensation Committee may amend the terms of, or accelerate the exercisability of, an outstanding award. The Compensation Committee has authority to interpret the 2015 Omnibus Plan and establish, amend, suspend or waive rules and regulations for the administration of the 2015 Omnibus Plan.

The Compensation Committee may delegate its powers under the 2015 Omnibus Plan to one or more officers or directors to the extent permitted by applicable exchange rules or applicable corporate law, except that such delegated officers or directors will not be permitted to grant awards (i) to officers who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the 2015 Omnibus Plan to comply with Section 162(m) of the Internal Revenue Code, applicable exchange rules or applicable corporate law.

Under the 2015 Omnibus Plan, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan.

Shares Available for Awards

The aggregate number of shares that may be issued under all stock-based awards made under the 2015 Omnibus Plan will be equal to (i) 1,000,000 shares, plus (ii) any shares subject to any outstanding award under the 1992 Plan that, after November 28, 2014, are not purchased, are forfeited or are reacquired by the Company due to termination or cancellation of such award, less (iii) any shares subject to any award issued under the 1992 Plan after November 28, 2014. If awards under the 2015 Omnibus Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such awards again become available for issuance under the 2015 Omnibus Plan.  However, under the following circumstances, shares will not again be available for issuance under the 2015 Omnibus Plan: (i) shares unissued due to a “net exercise” of a stock option or exercise of a SAR, (ii) any shares withheld or shares tendered to satisfy tax withholding obligations, (iii) shares covered by a stock-settled SAR issued under the 2015 Omnibus Plan that are not issued in connection with settlement in shares upon exercise, and (iv) shares repurchased using stock option exercise proceeds. In addition, awards that do not entitle the recipient to receive or purchase shares shall not be counted against the number of shares available for issuance under the 2015 Omnibus Plan.  In addition, the share reserve will be reduced by one share upon exercise of an option or stock appreciation right, and reduced by one share for each share of common stock issued pursuant to any other award, pursuant to which participants may receive the full value of the stock.

Certain awards under the 2015 Omnibus Plan are subject to limitations. Under the 2015 Omnibus Plan, no person may be granted options and SARs for more than 250,000 shares of our common stock in the aggregate in any fiscal year, and no person may be granted performance awards denominated in shares for more than 250,000 shares of our common stock in the aggregate in any fiscal year. The maximum amount payable to a participant within any taxable year under all performance awards denominated in cash may not exceed $2,500,000.  Non-employee directors may not be granted awards in any calendar year that exceed in the aggregate $125,000.

In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company or other similar corporate transaction or event affects the shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 Omnibus Plan, then the Compensation Committee shall, in such manner as it may deem equitable adjust any or all of (i) the number and type of shares (or other securities or other property) available under the 2015 Omnibus Plan, (ii) the number and type of shares (or other securities or other property) subject to outstanding awards, (iii) the purchase price or exercise price with respect to any award and (iv) the share limitations described above.

Eligibility

Any employee, officer, non-employee director, consultant, independent contractor or advisor providing services to Franklin Covey Co. or an affiliate, or any person to whom an offer of employment has been made, and who is selected by the Compensation Committee to participate, is eligible to receive an award under the 2015 Omnibus Plan. As of November 28, 2014, approximately 75 persons were eligible as a class to be selected by the Compensation Committee to receive awards under the 2015 Omnibus Plan, including seven directors and six additional executive officers.

Dilution Discussion

In setting the amount of shares authorized under the 2015 Omnibus Plan for which shareholder approval is being sought, the Compensation Committee and the Board considered, among other factors, the historical amounts of equity awards granted by the Company, and the potential future grants over the next several years. The Committee and the Board also considered recommendations by the CEO for the other named executive officers. Neither the Committee nor the Board has authorized specific grants of awards to be made under the 2015 Omnibus Plan, subject to shareholder approval. However, the Compensation Committee and the Board believe that the shares being requested should be sufficient for awards under the 2015 Omnibus Plan for approximately the next three to five years.

To reduce the dilutive impact of our equity award grants on our shareholders’ interests, we actively administer our equity grant program to make use of our resources as effectively as possible. Equity awards are generally limited to (i) those positions deemed critical to our future success, (ii) individuals whose personal performance makes them highly valuable to us, and (iii) essential new hires.

Type of Awards and Terms and Conditions

The 2015 Omnibus Plan provides that the Compensation Committee may grant awards to eligible participants in any of the following forms, subject to such terms, conditions and provisions as the Compensation Committee may determine to be necessary or desirable:

•	stock options, including both incentive stock options (ISOs) and non-qualified stock options (together with ISOs, options);

•	stock appreciation rights;

•	restricted stock;

•	restricted stock units;

•	performance awards; and

•	other stock-based awards

Options and SARs

The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the Compensation Committee. The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date) of a specified number of shares of our common stock over the grant price of the SAR.

Exercise Price. The Compensation Committee has the discretion to determine the exercise price and other terms of options and SARs, except that the exercise price will in no event be less than 100% of the fair market value per share of our common stock underlying the award on the date of grant, unless such option or SAR is granted in substitution for an option or SAR previously granted by a merged or acquired entity. Without the approval of shareholders, we will not amend or replace or cash out previously granted options or SARs in a transaction that constitutes a “re-pricing” as discussed in the 2015 Omnibus Plan.

Vesting. The Compensation Committee has the discretion to determine when and under what circumstances an option or SAR will vest.

Exercise. The Compensation Committee has the discretion to determine the time or times, and method or methods by which an option or SAR may be exercised, provided that a participant may elect to exercise using a net exercise. The Compensation Committee and the Board are not authorized under the 2015 Omnibus Plan to accept a promissory note as consideration.

Expiration. Options and SARs will expire at such time as the Compensation Committee determines; provided, however, that no option or SAR may be exercised more than ten years from the date of grant, except that, in the case of an ISO held by a 10% shareholder, the option may not be exercised more than five years from the date of grant. Notwithstanding the foregoing, the Compensation Committee may provide in the terms of an option (either at grant or by subsequent modification) that, to the extent consistent with Section 409A of the Internal Revenue Code, in the event that on the last business day of the term of an Option, (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of not more than thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

Special Limitations on ISOs. The aggregate number of shares that may be issued under all ISOs under the Plan shall be 1,000,000 shares. In the case of a grant of an option intended to qualify as an ISO, no such option may be granted to a participant who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of our stock or our subsidiaries unless the exercise price per share of our common stock subject to such ISO is at least 110% of the fair market value per share of our common stock on the date of grant, and such ISO award is not exercisable more than five years after its date of grant. In addition, options designated as ISOs shall not be eligible for treatment under the Internal Revenue Code as ISOs to the extent that the aggregate fair market value of shares of common stock (determined as of the time of grant) with respect to which such ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000.

Restricted Stock and Restricted Stock Units

The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the Compensation Committee for a specified time period determined by the Compensation Committee. The holder of restricted stock units will have the right, subject to restrictions imposed by the Compensation Committee, to receive shares of our common stock at some future date determined by the Compensation Committee. The grant, issuance, retention, vesting and/or settlement of restricted stock and restricted stock units will occur at such times and in such installments as determined by the Compensation Committee. The Compensation Committee will have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of restricted stock and restricted stock units subject to continued employment, passage of time and/or such performance conditions as are deemed appropriate by the Compensation Committee. Unless otherwise specified by the Compensation Committee, upon a participant ceasing to provide service as an employee or a non-employee director, all unvested shares of restricted stock and restricted stock units shall be forfeited and reacquired by us. The Compensation

Committee has the authority to issue restricted stock units that may be settled in stock, cash or both. The holders of restricted stock units shall have no voting rights and shall have no dividend rights.

Performance Awards

The Compensation Committee may grant option and SAR awards under the 2015 Omnibus Plan that qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). In addition, the Compensation Committee may grant performance awards denominated or payable in cash, shares (including, without limitation, restricted stock and restricted stock unit awards), other securities, other awards or other property under the 2015 Omnibus Plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) (performance awards). A performance award intended to qualify as “performance-based compensation” will be conditioned solely upon the achievement of one or more objective performance goals established by the Compensation Committee in compliance with Section 162(m) and shall otherwise comply with Section 162(m). For each performance award, the Compensation Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all participants for such performance period and (ii) establish the objective performance factors for each participant for that performance period on the basis of one or more of the performance goals described below, the outcome of which is substantially uncertain at the time the Compensation Committee actually establishes such performance goals. The Compensation Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event shall a performance goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.

Performance goals must be based solely on one or more of the following, either individually, alternatively or in any combination, applied on a corporate, subsidiary, business unit, channel, merchandise category or line of business basis: earnings per share; revenues, including net sales growth; return on investment; earnings, including adjusted EBITDA; return on equity; profit margins, including other operating margin measures; cost reductions; inventory levels; customer satisfaction; delivery performance; quality performance; operating earnings; total shareholder return; cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital; economic value added; shareholder value added; market share; price to earnings ratio; expense ratios; workforce goals; total expenditures; completion of key projects; strategic plan development and implementation. Such goals may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies or indices selected by the Committee.

Under the 2015 Omnibus Plan, the Compensation Committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants.

Other Stock-Based Awards

The Compensation Committee is authorized to grant to any employee, officer, non-employee director, consultant, independent contractor or advisor providing services to the Company or any affiliate other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares (including, without limitation, securities convertible into shares), as are deemed by the Compensation Committee to be consistent with the purpose of the 2015 Omnibus Plan.  The Compensation Committee determines the terms and conditions of such awards, subject to the terms of the 2015 Omnibus Plan and any applicable award agreement.  Awards granted under this category may not contain a purchase right or an option-like exercise feature.

Duration, Termination and Amendment

The 2015 Omnibus Plan has a term of ten years expiring on December 16, 2024, unless terminated earlier by the Board, provided that no performance award shall be granted under the 2015 Omnibus Plan after the first shareholder meeting to occur in the fifth year following the year in which shareholders approved the performance goals unless and until the performance goals or the 2015 Omnibus Plan is re-approved by the shareholders of the Company. The Board may at any time and from time to time and in any respect amend, suspend or terminate the 2015 Omnibus Plan. The Board shall require the approval of any amendment of the 2015 Omnibus Plan that would: (i) be required under the listing requirements of the SEC, the New York Stock Exchange or another exchange or securities market on which our shares are then listed for trading, (ii) increase the number of shares authorized under the 2015 Omnibus Plan, (iii) increase the annual participant share limits or annual cash award limits, (iv) permit a repricing of options or SARs, (v) permit the award of options or SARs with an exercise price less than 100% of the fair market value of a share on the date of grant, or (vi) increase the maximum term of options or SARs. No amendment of the 2015 Omnibus Plan may be made that would adversely affect any outstanding award without the consent of the participant or the current holder of the award.

Effect of Corporate Transaction

Awards under the 2015 Omnibus Plan are generally subject to special provisions upon the occurrence of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, Change in Control (as defined in the 2015 Omnibus Plan), repurchase or exchange of Shares, or any other similar corporate transaction with respect to us. In the event of such a corporate transaction, the Compensation Committee or the Board may provide for one or more of the following to occur upon the occurrence of the event (or immediately prior to such event, provided the event is consummated):

•
termination of any award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon exercise of the award or the realization of the participant’s rights under the award. Awards may be terminated without payment if the Compensation Committee or the Board determines that no amount is realizable under the award as of the time of the transaction;

•	replacement of any award with other rights or property selected by the Compensation Committee or the Board;

•
the assumption of any award by the successor entity (or its parent or subsidiary) or the arrangement for the substitution for similar awards covering the stock of such successor entity, with appropriate adjustments as to the number and kind of shares and prices;

•	acceleration of the exercisability or vesting of any award, notwithstanding the language in the participant’s award agreement; or

•	require that the award cannot vest, be exercised or become payable until after a future date, which may be the effective date of the corporate transaction.

Awards subject to time-based vesting may not provide for “single trigger” accelerated vesting upon a change in control or similar corporate transaction.  However, such awards may provide for “double trigger” accelerated vesting upon certain events occurring in connection with the corporate transaction (e.g., termination without cause).  The Committee may waive the foregoing limitation on accelerated vesting upon a change in control where the definitive agreement among the parties to the change in control contemplates that the award will be cancelled in exchange for an immediate right to cash (rather than assumed or replaced with a similar award).

Clawback or Recoupment

All awards under the 2015 Omnibus Plan will be subject to forfeiture or other penalties pursuant to any clawback policy we may adopt or amend from time to time, as determined by the Compensation Committee.

Income Tax Withholding

In order to comply with all applicable income tax laws and regulations, we may take appropriate action to ensure that all applicable taxes, which are the sole and absolute responsibility of the participant, are withheld or collected from the participant.  A participant may satisfy any tax obligation by (a) electing to have a portion of the shares withheld that otherwise would be delivered upon exercise, receipt or the lapse of restrictions with respect to the award (but only to the extent necessary to satisfy minimum statutory withholding requirements if required by ASC Topic 718 to avoid adverse accounting treatment), or (b) electing to deliver to us shares of Franklin Covey Co. other than shares received pursuant to the award with a fair market value equal to the amount of the tax obligation.  Any election, if allowed, must be made on or before the date that the amount of tax to be withheld is determined.  We may not withhold shares for income taxes in excess of statutory minimum amounts as determined for the individual unless there are changes to FASC Topic 718 regarding the accounting treatment of shares withheld for income taxes.

Limited Transferability of Awards

Except as otherwise provided by the Compensation Committee in its discretion and subject to such additional terms and conditions as it determines, no award (other than fully vested and unrestricted shares issued pursuant to any award) and no right under any such award shall be transferable by a participant other than by will or by the laws of descent and distribution, and no award (other than fully vested and unrestricted shares issued pursuant to any award) or right under any such award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.  Where the Compensation Committee does permit the transfer of an award other than a fully vested and unrestricted share, such permitted transfer shall be for no value and in accordance with the rules of Form S-8.  The Compensation Committee may also establish procedures as it deems appropriate for a participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the participant and receive any property distributable with respect to any award in the event of the participant’s death.

Federal Income Tax Consequences

Grant of Options and SARs

The grant of a stock option or SAR is not expected to result in any taxable income to the recipient.

Exercise of Options and SARs

Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we generally will be entitled at that time to an income tax deduction for the same amount. The holder of an ISO generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally are deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs

The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an ISO or by exercising a non-qualified stock option or SAR. Following exercise of a non-qualified stock option or SAR, any additional gain or loss recognized upon any later disposition of the shares will be capital gain or loss. If an optionee exercises an ISO and later sells or otherwise disposes of the shares both (i) more than two years after the grant date and (ii) more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If an optionee exercise an ISO, but later sells or disposes the shares before the end of the applicable ISO holding periods described above, the optionee will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an ISO before the end of the applicable ISO holding periods described above.

Awards Other than Options and SARs

If an award is payable in shares of our common stock that are subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Internal Revenue Code, the holder must recognize ordinary income equal to the excess of: (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount. As to awards other than options and SARs granted under the 2015 Omnibus Plan that are payable either in cash or shares of our common stock not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to: (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date such shares are received) over (ii) the amount (if any) paid for the shares by the holder of the award. We generally will be entitled at that time to an income tax deduction for the same amount, subject to the rules of Section 162(m).

Income Tax Deduction

Subject to the tax rules requiring that compensation be reasonable in order to be deductible, our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2015 Omnibus Plan are “qualified performance-based compensation” within the meaning of Section 162(m), we generally will be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2015 Omnibus Plan. However, nothing in the 2015 Omnibus Plan prevents the Compensation Committee from making awards that do not qualify for tax deductibility under Section 162(m).

Special Rules for Executive Officers Subject to Section 16 of the Exchange Act

Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Internal Revenue Code, shares received through the exercise or settlement of an award may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Section 409A of the Internal Revenue Code

The Compensation Committee and the Board intend to administer and interpret the 2015 Omnibus Plan and all award agreements in a manner consistent to satisfy the requirements of Section 409A of the Internal Revenue Code to avoid any adverse tax results thereunder to a holder of an award.

Equity Compensation Plan Information

The following table gives information, as of August 31, 2014, about shares of our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans for which equity securities are reserved for issuance.

	[a]		[b]	[c]
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column [a])
	(in thousands)			(in thousands)
Equity compensation plans approved by security holders(1)(4)	842	(2)	$11.41	1,095	(3)

(1)	Excludes 14,616 shares of unvested (restricted) stock awards and stock units that are subject to forfeiture.

(2)
Amount includes 210,821 performance share awards that are expected to be awarded under the terms of Board of Director approved long-term incentive plans.  In some of the performance-based plans, the number of shares eventually awarded to participants is variable and based upon the achievement of specified financial performance goals related to cumulative operating income.  The weighted average exercise price of outstanding options, warrants, and rights does not include the impact of performance awards.  For further information on our share-based compensation plans, refer to the notes to our financial statements as presented our Annual Report on Form 10-K for the fiscal year ended August 31, 2014.

(3)
Amount is based upon the number of performance-based plan shares expected to be awarded at August 31, 2014 and may change in future periods based upon the achievement of specified goals and revisions to estimates.

(4)	At August 31, 2014, we had approximately 532,000 shares authorized for purchase by participants in our Employee Stock Purchase Plan.

New Plan Benefits

No awards have yet been granted under the 2015 Omnibus Plan, as it will only take effect upon shareholder approval at the 2015 Annual Meeting. The number and types of awards that will be granted under the 2015 Omnibus Plan in the future are not determinable, as the Compensation Committee will make these determinations in their sole discretion.

Market Value

The closing price of our common stock on the New York Stock Exchange on November 28, 2014 was $18.88 per share.

Vote Required

The proposal to approve the 2015 Omnibus Incentive Plan will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast in opposition of the proposal.

The Board recommends that shareholders vote FOR the approval of the 2015 Omnibus Incentive Plan.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the meeting.  However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form of proxy will vote on such business in accordance with their best judgment.

PROPOSALS OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Our Proxy Materials

Shareholders may present proposals for inclusion in our proxy statement and form of proxy for the annual meeting of shareholders to be held in calendar year 2016, provided that such proposals must be received by us, at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) no later than August 21, 2015, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2016 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2015.  Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in our proxy statement and form of proxy.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting

Our bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or to other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Franklin Covey not less than 60 nor more than 90 calendar days prior to the anniversary of the date of the immediately preceding annual meeting.  To be timely for the annual meeting of shareholders to be held in calendar year 2016, a shareholder’s notice must be delivered or mailed to, and received by, our Secretary at our executive offices (2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331) between October 25, 2015 and November 24, 2015.  However, in the event that the annual meeting is called for a date that is not within 30 calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of either (i) the 60th day prior to such annual meeting, or (ii) the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made by the Company, whichever occurs first.  In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above.  A shareholder’s notice to our Secretary must set forth the information required by our bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

Pursuant to rules adopted by the SEC, if a shareholder intends to propose any matter for a vote at our annual meeting to be held in calendar year 2016 but fails to notify us of that intention prior to November 4, 2015, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxy holder, provided that this date may be changed in the event that the date of the annual meeting of shareholders to be held in calendar year 2016 is changed by more than 30 days from the date of the annual meeting of shareholders to be held in calendar year 2015.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC’s public reference room, 100 F Street NE, Washington, D.C. 20549.  You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

We will provide without charge to any person from whom a Proxy is solicited by the Board of Directors, upon the written request of such person, a copy of our 2014 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission.  Written requests for such information should be directed to Franklin Covey Co., Investor Relations Department, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, Attn:  Mr. Stephen D. Young.

You should rely only on the information contained in this Proxy Statement.  We have not authorized anyone to provide you with information different from that contained in this Proxy Statement.  The information contained in this Proxy Statement is accurate only as of the date of this Proxy Statement, regardless of the time of delivery of this Proxy Statement.

DIRECTIONS TO THE ANNUAL MEETING

 Directions to FranklinCovey from Provo/South

♦ Take I-15 North to the 21st South Freeway; merge onto the 21st South Freeway Westbound
♦ Take the Redwood Road exit
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.  Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

 Directions to Franklin Covey from Downtown/North

♦ If entering I-15 from 600 South on-ramp southbound
♦ Take the 21st South Freeway
♦ Take the first exit off 21st South Freeway which is Redwood Road
♦ Turn left (South) onto Redwood Road.
♦ Turn right at Parkway Blvd. (2495 South), this intersection has a traffic light, gas station on corner
♦ You will pass UPS on your right
♦ FranklinCovey will be the block after UPS on your right
♦ 2200 West Parkway Blvd.
♦ Salt Lake City, UT  84119
♦ Park at the Washington Building, this building has 3 big flagpoles at the front door
♦ Receptionist in the Washington building will be able to help you

If you need further assistance or additional directions, please call our receptionist at (801) 817-1776.

Appendix A

FRANKLIN COVEY CO.

2015 OMNIBUS INCENTIVE PLAN

Section 1.	Purpose

The purpose of the Plan is to promote the interests of the Company and its shareholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock and cash -based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s shareholders.

    Section 2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan (including a document in an electronic medium) executed in accordance with the requirements of Section 9(b).

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall mean the occurrence of any of the following events:

(i)	a change in control required to be reported pursuant to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act;

(ii)
a change in the composition of the Board, as a result of which fewer than two-thirds of the incumbent Directors are Directors who either (i) had been directors of the Company 24 months prior to such change or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors who had been Directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination;

(iii)
any “person” (as such term is used in Section 13(d) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of Directors (the “Base Capital Stock”); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iv)
The consummation of a merger or consolidation of the Company with or into another person or the sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in such transaction (a “Business Combination”), unless in connection with such Business Combination securities possessing more than 50% of the total combined voting power of the survivor’s or acquiror’s outstanding securities (or the securities of any parent thereof) are held by a person or persons who held securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities (“Company Voting Securities”) immediately prior to such Business Combination and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to such Business Combination.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean The Organization and Compensation Committee of the Board or such other committee designated by the Board to administer the Plan.  The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and at least two members of the Committee shall be a “non-employee director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m).

(h) “Company” shall mean Franklin Covey Co. and any successor corporation.

(i)  “Director” shall mean a member of the Board.

(j) “Eligible Person” shall mean any employee, officer, non-employee Director, consultant, independent contractor or advisor providing services to the Company or any Affiliate, or any such person to whom an offer of employment or engagement with the Company or any Affiliate is extended.

(k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” with respect to one Share as of any date shall mean (a) if the Share is listed on any established stock exchange, the price of one Share at the close of the regular trading session of such market or exchange on such date, as reported by The New York Stock Exchange or a comparable reporting service, or, if no sale of Shares shall have occurred on such date, on the next preceding date on which there was a sale of Shares; (b) if the Shares are not so listed on any established stock exchange, the average of the closing “bid” and “asked” prices quoted by the OTC Bulletin Board, the National Quotation Bureau, or any comparable reporting service on such date or, if there are no quoted “bid” and “asked” prices on such date, on the next preceding date for which there are such quotes for a Share; or (c) if the Shares are not publicly traded as of such date, the per share value of a Share, as determined by the Board, or any duly authorized Committee of the Board, in its sole discretion, by applying principles of valuation with respect thereto.

(m) “Full Value Award” shall mean any Award other than an Option, Stock Appreciation Right or similar Award, the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o)  “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option to purchase shares of the Company.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(e) of the Plan.

(r)  “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(d) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis:

•	earnings per share;
•	revenues, including net sales growth;
•	return on investment;
•	earnings, including adjusted EBITDA;
•	return on equity;
•	profit margins, including other operating margin measures;
•	cost reductions;
•	inventory levels;
•	delivery performance;

•	customer satisfaction;
•	quality performance;
•	operating earnings;
•	total shareholder return;
•	cash flow, including operating cash flows, free cash flow, discounted cash flow return on investment, and cash flow in excess of cost of capital;
•	economic value added;
•	shareholder value added;
•	market share;
•	price to earnings ratio;
•	expense ratios;
•	workforce goals;
•	total expenditures;
•	strategic plan development and implementation; or
•	completion of key projects.

Each such Performance Goal may be based (i) solely by reference to absolute results of individual performance or organizational performance at various levels (e.g., the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company) or (ii) upon organizational performance relative to the comparable performance of other companies or indices selected by the Committee.  To the extent consistent with Section 162(m), the Committee may, when it establishes performance criteria, also provide for the exclusion of charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (X) asset write-downs, litigation or claim judgments or settlements, reorganizations, the impact of acquisitions and divestitures, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (Y) foreign exchange gains and losses or an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (Z) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles (or other accounting principles which may then be in effect).  To the extent that Section 162(m) or applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without disclosing to shareholders and obtaining shareholder approval of such changes and without thereby exposing the Company to potentially adverse tax or other legal consequences, the Committee shall have the sole discretion to make such changes without obtaining shareholder approval.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean the Franklin Covey Co. 2015 Omnibus Incentive Plan, as amended from time to time.

(w)  “Prior Stock Plan” shall mean the Franklin Covey Co. Second Amended and Restated 1992 Stock Incentive Plan, as amended from time to time.

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code, or any successor provision, and the applicable Treasury Regulations promulgated thereunder.

(bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc) “Securities Act” shall mean the Securities Act of 1933, as amended.

(dd) “Share” or “Shares” shall mean common shares in the capital of the Company (or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan).

(ee) “Specified Employee” shall mean a specified employee as defined in Section 409A(a)(2)(B) of the Code or applicable proposed or final regulations under Section 409A, determined in accordance with procedures established by the Company and applied uniformly with respect to all plans maintained by the Company that are subject to Section 409A.

(ff) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

    Section 3. Administration

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee.  Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to:  (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement, including any terms relating to the forfeiture of any Award and the forfeiture, recapture or disgorgement of any cash, Shares or other amounts payable with respect to any Award; (v) amend the terms and conditions of any Award or Award Agreement, subject to the limitations under Section 7; (vi) accelerate the exercisability of any Award or the lapse of any restrictions relating to any Award, subject to the limitations in Section 6(f)(viii) and Section 7, (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property (excluding promissory notes), or canceled, forfeited or suspended, subject to the limitations in Section 7; (viii) determine whether, to what extent and under what circumstances amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee, subject to the requirements of Section 409A; (ix)  interpret and administer the Plan and any instrument or agreement, including an Award

Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xii) adopt such modifications, rules, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or an Affiliate may operate, including, without limitation, establishing any special rules for Affiliates, Eligible Persons or Participants located in any particular country, in order to meet the objectives of the Plan and to ensure the viability of the intended benefits of Awards granted to Participants located in such non-United States jurisdictions.  Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate to one or more officers or Directors of the Company, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion, the authority to grant Awards; provided, however, that the Committee shall not delegate such authority (i) with regard to grants of Awards to be made to officers of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m), applicable exchange rules or applicable corporate law.

(c) Power and Authority of the Board. Notwithstanding anything to the contrary contained herein, (i) the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Rule 16b-3 or Section 162(m); and (ii) only the Committee (or another committee of the Board comprised of directors who qualify as independent directors within the meaning of the independence rules of any applicable securities exchange where the Shares are then listed) may grant Awards to Directors who are not also employees of the Company or an Affiliate.

(d) Indemnification.  To the full extent permitted by law, (i) no member of the Board, the Committee or any person to whom the Committee delegates authority under the Plan shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award made under the Plan, and (ii) the members of the Board, the Committee and each person to whom the Committee delegates authority under the Plan shall be entitled to indemnification by the Company with regard to such actions and determinations.  The provisions of this paragraph shall be in addition to such other rights of indemnification as a member of the Board, the Committee or any other person may have by virtue of such person’s position with the Company.

    Section 4. Shares Available for Awards

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall equal:

(i)	1,000,000 Shares, plus

(ii)
any Shares subject to any outstanding award under the Prior Stock Plan that, after November 28, 2014, are not purchased or are forfeited or reacquired by the Company (including any Shares covered by an Award that are settled in cash, subject to the limitations in Section 4(b) below), or otherwise not delivered to the Participant due to termination or cancellation of such award, less

(iii)
any Shares subject to any award issued under the Prior Stock Plan after November 28, 2014.  On and after shareholder approval of this Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.

The aggregate number of Shares that may be issued under all Awards under the Plan shall be reduced by Shares subject to Awards issued under the Plan in accordance with the Share counting rules described in Section 4(b) below.  When determining the Shares added to and subtracted from the aggregate reserve under paragraphs (ii) and (iii) above, the number of Shares added or subtracted shall be also determined in accordance with the Share counting rules described in Section 4(b) below (including, for avoidance of doubt, the Share recycling rules).

(b) Counting Shares.  For purposes of this Section 4, except as set forth in this Section 4(b) below, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(i)
Shares Added Back to Reserve.  Subject to the limitations in (ii) below, if any Shares covered by an Award or to which an Award relates are not purchased or are forfeited or are reacquired by the Company (including any Shares covered by an Award that are settled in cash, or if an Award otherwise terminates or is cancelled without delivery of any Shares then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture, reacquisition by the Company, termination or cancellation, shall again be available for granting Awards under the Plan.

(ii)
Shares Not Added Back to Reserve.  Notwithstanding anything to the contrary in (i) above, the following Shares will not again become available for issuance under the Plan: (A) any Shares which would have been issued upon any exercise of an Option but for the fact that the exercise price was paid by a “net exercise” pursuant to Section 6(a)(iii)(B) or any Shares tendered in payment of the exercise price of an Option; (B) any Shares withheld by the Company or Shares tendered to satisfy any tax withholding obligation; (C) Shares covered by a stock-settled Stock Appreciation Right issued under the Plan that are not issued in connection with settlement in Shares upon exercise; or (D) Shares that are repurchased by the Company using Option exercise proceeds.

(iii)	Cash-Only Awards. Awards that do not entitle the holder thereof to receive or purchase Shares shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(iv)
Substitute Awards Relating to Acquired Entities.  Shares issued under Awards granted in substitution for awards previously granted by an entity that is acquired by or merged with the Company or an Affiliate shall not be counted against the aggregate number of Shares available for Awards under the Plan.

(c) Adjustments.  In the event that any dividend (other than a regular cash dividend) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase price or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d)(i) below; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.  Such adjustment shall be made by the Committee or the Board, whose determination in that respect shall be final, binding and conclusive.

(d) Award Limitations Under the Plan.  The limitation contained in this Section 4(d) shall apply only with respect to any Award or Awards granted under this Plan, and limitations on awards granted under any other shareholder-approved incentive plan maintained by the Company will be governed solely by the terms of such other plan.

(i)
Section 162(m) Limitation for Options and SARs.  No Eligible Person may be granted any Stock Options and Stock Appreciation Rights for more than 250,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any fiscal year.

(ii)
Section 162(m) Limitation for Performance Awards Denominated in Shares.  No Eligible Person may be granted any Performance Awards denominated in Shares, for more than 250,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any fiscal year.

(iii)
Section 162(m) Limitation for Performance Awards Denominated in Cash.  The maximum amount payable pursuant to all Performance Awards denominated in cash to any Eligible Person in the aggregate in any fiscal year shall be $2,500,000 in value. This limitation contained in this Section 4(d)(iii) does not apply to any Award or Awards subject to the limitation contained in Section 4(d)(i) and (ii).

(iv)
Limitation of Awards Granted to Non-Employee Directors.  No Director who is not also an employee of the Company or an Affiliate may be granted any Award or Awards denominated in Shares that exceed in the aggregate $125,000 (such value computed as of the date of grant in accordance with applicable financial accounting rules) in any fiscal year.  The foregoing limit shall not apply to any Award made pursuant to any election by the Director to receive an Award in lieu of all or a portion of annual and committee retainers and annual meeting fees.

    Section 5. Eligibility

Any Eligible Person shall be eligible to be designated as a Participant.  In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant.  Notwithstanding the foregoing, an Incentive Stock Option may only be granted to employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision.

    Section 6. Awards

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a purchase price below Fair Market Value on the date of grant if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii)
Option Term.  The term of each Option shall be fixed by the Committee at the time but shall not be longer than 10 years from the date of grant.  Notwithstanding the foregoing, the Committee may provide in the terms of an Option (either at grant or by subsequent modification) that, to the extent consistent with Section 409A, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) (i) the exercise of the Option is prohibited by applicable law or (ii) Shares may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of not more than thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement.

(iii)
Time and Method of Exercise.  Subject to Section 6(a)(iii)(B), the Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms, including, but not limited to, cash, Shares (actually or by attestation), other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(A)	Promissory Notes. Notwithstanding the foregoing, the Committee may not accept a promissory note as consideration.

(B)
Net Exercises.  Notwithstanding anything to the contrary herein, the Participant may, in his or her discretion, exercise an Option by requesting that the Company deliver to the Participant a number of Shares having an aggregate Fair Market Value (determined as of the date of exercise) equal to the excess, if positive, of the Fair Market Value of the Shares underlying the Option being exercised on the date of exercise, over the exercise price of the Option for such Shares.

(iv)
Incentive Stock Options.  Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options:

(A)	The aggregate number of Shares that may be issued under all Incentive Stock Options under the Plan shall be 1,000,000 Shares.

(B)	The Committee will not grant Incentive Stock Options in which the aggregate Fair Market Value (determined as of the time the

Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under this Plan and all other plans of the Company and its Affiliates) shall exceed $100,000.

(C)
All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the shareholders of the Company.

(D)
Unless sooner exercised, all Incentive Stock Options shall expire and no longer be exercisable no later than 10 years after the date of grant; provided, however, that in the case of a grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, such Incentive Stock Option shall expire and no longer be exercisable no later than five years from the date of grant.

(E)
The purchase price per Share for an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option; provided, however, that, in the case of the grant of an Incentive Stock Option to a Participant who, at the time such Option is granted, owns (within the meaning of Section 422 of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its Affiliates, the purchase price per Share purchasable under an Incentive Stock Option shall be not less than 110% of the Fair Market Value of a Share on the date of grant of the Incentive Stock Option.

(F)
Any Incentive Stock Option authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the Option as an Incentive Stock Option.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement.  A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a grant price below Fair Market Value on the date of grant if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate.  Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee (except that the term of each Stock Appreciation Right shall be subject to the same limitations in Section 6(a)(ii) applicable to Options).  The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant an Award of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i)
Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to receive any property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.  The holders of Restricted Stock will not have the same voting, dividend and other rights as the Company’s other stockholders until the Restricted Stock restrictions lapse or are waived.  The holders of Restricted Stock Units shall have no voting rights and shall have no dividend rights until the applicable restrictions lapse or are waived.

(ii)
Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company or held in nominee name by the stock transfer agent or brokerage service selected by the Company to provide such services for the Plan.  Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.  Shares representing Restricted Stock that are no longer subject to restrictions shall be delivered (including by updating the book-entry registration) to the Participant promptly after the applicable restrictions lapse or are waived.  In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.  Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii)
Forfeiture.  Except as otherwise determined by the Committee or as provided in an Award Agreement, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by such Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards that are intended to be “qualified performance-based compensation” within the meaning of Section 162(m).  A Performance Award granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock and Restricted Stock Units), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of one or more objective Performance Goals during such performance periods as the Committee shall establish.  Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.  Performance Awards shall be conditioned solely on the achievement of one or more objective Performance Goals established by the Committee within the time prescribed by Section 162(m), and shall otherwise comply with the requirements of Section 162(m), as described below.

(i)
Timing of Designations; Duration of Performance Periods.  For each Performance Award, the Committee shall, not later than 90 days after the beginning of each performance period, (i) designate all Participants for such performance period and (ii) establish the objective performance factors for each Participant for that performance period on the basis of one or more of the Performance Goals, the outcome of which is substantially uncertain at the time the Committee actually establishes the Performance Goal.  The Committee shall have sole discretion to determine the applicable performance period, provided that in the case of a performance period less than 12 months, in no event shall a performance goal be considered to be pre-established if it is established after 25 percent of the performance period (as scheduled in good faith at the time the Performance Goal is established) has elapsed.  To the extent required under Section 162(m), the terms of the objective performance factors must preclude discretion to increase an amount paid in connection with an Award, but may permit discretion to reduce such amount.

(ii)
Certification.  Following the close of each performance period and prior to payment of any amount to a Participant with respect to a Performance Award, the Committee shall certify in writing as to the attainment of all factors (including the performance factors for a Participant) upon which any payments to a Participant for that performance period are to be based.

(e) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan.  The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and any applicable Award Agreement.  No Award issued under this Section 6(e) shall contain a purchase right or an option-like exercise feature.

(f) General.

(i)	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii)
Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.  Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii)
Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities (but excluding promissory notes), other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee.  Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iv)
Limits on Transfer of Awards.  Except as otherwise provided by the Committee in its discretion and subject to such additional terms and conditions as it determines, no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution, and no Award (other than fully vested and unrestricted Shares issued pursuant to any Award) or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.  Where the Committee does permit the transfer of an Award other than a fully vested and unrestricted Share, such permitted transfer shall be for no value and in accordance with the rules of Form S-8.  The Committee may also establish procedures as it deems appropriate for a Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death.

(v)
Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made with respect to, or legends to be placed on the certificates for, such Shares or other securities to reflect such restrictions.  The Company shall not be required to deliver any Shares or other securities covered by an Award unless and until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.

(vi)
Prohibition on Option and Stock Appreciation Right Repricing. Except as provided in Section 4(c) hereof, the Committee may not, without prior approval of the Company’s shareholders, seek to effect any re-pricing of any previously granted, “underwater” Option or Stock Appreciation Right by:  (i) amending or modifying the terms of the Option or Stock Appreciation Right to lower the exercise price; (ii) canceling the underwater Option or Stock Appreciation Right and granting either (A) replacement Options or Stock Appreciation Rights having a lower exercise price; or (B) Restricted Stock, Restricted Stock Units, Performance Award or Other Stock-Based Award in exchange; or (iii) cancelling or repurchasing the underwater Option or Stock Appreciation Right for cash or other securities.  An Option or Stock Appreciation Right will be deemed to be “underwater” at any time when the Fair Market Value of the Shares covered by such Award is less than the exercise price of the Award.

(vii)
Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a change in control event or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such change in control event, disability or separation from service meet the definition of a change in control event, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.  Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

(viii)
Acceleration of Vesting or Exercisability.  No Award Agreement shall accelerate time-based vesting of any Award solely in connection with any corporate transaction as described Section 7(b); provided, that an Award Agreement may accelerate time-based vesting for events occurring in connection with a corporate transaction that are materially adverse to the Participant (e.g., termination without cause, resignation for good reason, death or disability, as such terms are determined by the Committee).  The Committee may, pursuant to its general authority under Section 3(a), waive the foregoing limitation and accelerate time-based vesting under an Award, but only upon the consummation of (or effective immediately prior to the consummation of, provided that the consummation subsequently occurs) a corporate transaction that qualifies as a Change in Control where the definitive agreement among the parties to the Change in Control contemplates that the Award will be cancelled in exchange for an immediate right to cash in accordance with Section 7(b)(i).  The foregoing limitation shall not be construed to limit the Committee’s ability to modify performance vesting conditions (as opposed to time-based vesting provisions) in connection with a corporate transaction.

    Section 7. Amendment and Termination; Corrections

(a) Amendments to the Plan and Awards.  The Board may from time to time amend, suspend or terminate this Plan, and the Committee may amend the terms of any previously granted Award, provided that no amendment to the terms of any previously granted Award may, (except as expressly provided in the Plan) materially and adversely alter or impair the terms or conditions of the Award previously granted to a Participant under this Plan without the written consent of the Participant or holder thereof.  Any amendment to this Plan, or to the terms of any Award previously granted, is subject to compliance with all applicable laws, rules, regulations and policies of any applicable governmental entity or securities exchange, including receipt of any required approval from the governmental entity or stock exchange.  For greater certainty and without limiting the foregoing, the Board may amend, suspend, terminate or discontinue the Plan, and the Committee may amend or alter any previously granted Award, as applicable, without obtaining the approval of shareholders of the Company in order to:

(i)
unless the New York Stock Exchange or any other securities exchange that is applicable to the Company requires otherwise, amend the eligibility for, and limitations or conditions imposed upon, participation in the Plan;

(ii)
amend any terms relating to the granting or exercise of Awards, including but not limited to terms relating to the amount and payment of the exercise price, or the vesting, expiration, assignment or adjustment of Awards, or otherwise waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively;

(iii)
make changes that are necessary or desirable to comply with applicable laws, rules, regulations and policies of any applicable governmental entity or stock exchange (including amendments to Awards necessary or desirable to avoid any adverse tax results under Section 409A, and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely alter or impair the rights of any holder of an Award or beneficiary thereof); or

(iv)	amend any terms relating to the administration of the Plan, including the terms of any administrative guidelines or other rules related to the Plan.

For greater certainty, prior approval of the shareholders of the Company shall be required for any amendment to the Plan or an Award that would:

(i)	require shareholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or any other securities exchange that is applicable to the Company;

(ii)	increase the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii)
increase the number of shares or value subject to the limitations contained in Section 4(d) of the Plan or otherwise cause the Section 162(m) exemption for qualified performance-based compensation to become unavailable with respect to the Plan;

(iv)	permit repricing of Options or Stock Appreciation Rights, which is currently prohibited by Section 6(f)(vi) of the Plan;

(v)
permit the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Section 6(a)(i) and Section 6(b) of the Plan; or

(vi)	increase the maximum term permitted for Options and Stock Appreciation Rights as specified in Section 6(a)(ii) and Section 6(b).

(b) Corporate Transactions.  In the event of any reorganization, merger, consolidation, split-up, spin-off, combination, plan of arrangement, take-over bid or tender offer, Change in Control, repurchase or exchange of Shares or other securities of the Company or any other similar corporate transaction or event involving the Company (or the Company shall enter into a written agreement to undergo such a transaction or event), the Committee or the Board may, in its sole discretion but subject to the limitation in Section 6(f)(viii), provide for any of the following to be effective upon the consummation of the event (or effective immediately prior to the consummation of the event, provided that the consummation of the event subsequently occurs), and no action taken under this Section 7(b) shall be deemed to impair or otherwise adversely alter the rights of any holder of an Award or beneficiary thereof:

(i)
either (A) termination of the Award, whether or not vested, in exchange for an amount of cash and/or other property, if any, equal to the amount that would have been attained upon the exercise of the Award or realization of the Participant’s rights (and, for the avoidance of doubt, if, as of the date of the occurrence of the transaction or event described in this Section 7(b)(i)(A), the Committee or the Board determines in good faith that no amount would have been attained upon the exercise of the Award or realization of the Participant’s rights, then the Award may be terminated by the Company without any payment) or (B) the replacement of the Award with other rights or property selected by the Committee or the Board, in its sole discretion;

(ii)
that the Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)
that, subject to the limitation in Section 6(f)(viii), the Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the applicable Award Agreement; or

(iv)	that the Award cannot vest, be exercised or become payable after a date certain in the future, which may be the effective date of the event.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may, without prior approval of the shareholders of the Company,  correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

    Section 8. Income Tax Withholding

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.  In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, a Participant may, in his or her discretion, satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes (but only to the extent necessary to satisfy minimum statutory withholding requirements if required by ASC Topic 718 to avoid adverse accounting treatment) or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes.  The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.  For avoidance of doubt, the Company may not withhold or receive shares for income taxes in excess of statutory minimum amounts as determined for the individual unless there are changes to FASC Topic 718 regarding the accounting treatment of shares withheld for income taxes.

    Section 9. General Provisions

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan.  The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been signed by the Participant (if requested by the Company), or until such Award Agreement is delivered and accepted through an electronic medium in accordance with procedures established by the Company.  An Award Agreement need not be signed by a representative of the Company unless required by the Committee.  Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(c) Plan Provisions Control.  In the event that any provision of an Award Agreement conflicts with or is inconsistent in any respect with the terms of the Plan as set forth herein or subsequently amended, the terms of the Plan shall control.

(d) No Rights of Shareholders.  Except with respect to Shares issued under Awards (and subject to such conditions as the Committee may impose on such Awards pursuant to Section 6(c)(i), neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a shareholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until such Shares have been issued.

(e) No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(f) No Right to Employment.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause, in accordance with applicable law.  In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.  Nothing in this Plan shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate.  Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.  By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee and shall be fully bound thereby.

(g) Governing Law.  The internal law, and not the law of conflicts, of the State of Utah shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(h) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(i) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person.  To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(j) Other Benefits.  No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation or benefits under any pension, retirement, savings, profit sharing, group insurance, disability, severance, termination pay, welfare or other benefit plan of the Company, unless required by law or otherwise provided by such other plan.

(k) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(l) Headings.  Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

    Section 10. Clawback or Recoupment

           All Awards under this Plan shall be subject to forfeiture or other penalties pursuant to any Company clawback policy, as may be adopted or amended from time to time, and such forfeiture and/or penalty conditions or provisions as determined by the Committee.

    Section 11. Effective Date of the Plan

The Plan was adopted by the Board on December 16, 2014.  The Plan shall be subject to approval by the shareholders of the Company at the annual meeting of shareholders of the Company to be held on January 23, 2015, and the Plan shall be effective as of the date of such shareholder approval.  On and after shareholder approval of the Plan, no awards shall be granted under the Prior Stock Plan, but all outstanding awards previously granted under the Prior Stock Plan shall remain outstanding and subject to the terms of the Prior Stock Plan.

    Section 12. Term of the Plan

No Award shall be granted under the Plan, and the Plan shall terminate, on December 16, 2024 or any earlier date of discontinuation or termination established pursuant to Section 7(a) of the Plan; provided, however, that no Performance Award shall be granted under the Plan after the first shareholder meeting to occur in the fifth year following the year in which shareholders approved the Performance Goals unless and until the Performance Goals or the Plan is re-approved by the shareholders.  Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such dates, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board to amend the Plan, shall extend beyond the termination of the Plan.

Appendix B

ADJUSTED EBITDA RECONCILIATION TO NET INCOME

For fiscal 2009 to fiscal 2014, Adjusted EBITDA means net income or loss from operations excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense and certain other items.  The Company references this non-GAAP financial measure in its disclosure and decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.

Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Fiscal Year Ended August 31,
	2014	2013	2012	2011	2010	2009
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$18,067	$14,319	$7,841	$4,807	$(518)	$(10,832)
Adjustments:
Loss from discontinued operations, net of tax	-	-	-	-	(548)	(216)
Gain from sale of discontinued operations, net of tax	-	-	-	-	(238)	-
Other income, net	-	(21)	-	-	-	-
Interest expense, net	1,810	1,718	2,464	2,666	2,858	3,022
Discount on related party receivable	1,196	519	1,369	-	-	-
Income tax provision (benefit)	3,692	5,079	5,906	3,639	2,484	(3,814)
Amortization	3,954	3,191	2,499	3,540	3,760	3,761
Depreciation	3,383	3,008	3,142	3,567	3,669	4,532
Share-based compensation	3,534	3,589	3,835	2,788	1,099	468
Reduction of contingent earn-out liability	(1,579)	-	-	-	-	-
Impairment of related party receivable	363	-	-	-	-	-
Severance costs	-	-	-	150	920	-
Reimbursed travel expenses	-	-	-	-	686	-
Management stock loan costs	-	-	-	-	268	-
Impairment of assets	-	-	-	-	-	3,569
Restructuring costs	-	-	-	-	-	2,047
Internal closure costs and adjustments	-	-	-	-	-	580
	$34,420	$31,402	$27,056	$21,157	$14,440	$3,117

PROXY

FRANKLIN COVEY CO.

This Proxy is solicited on Behalf of the Board of Directors
The undersigned hereby appoints Stephen D. Young and A. Derek Hatch or either of them as proxy, with full power of substitution, to vote, as designated below, all shares of Common Stock of Franklin Covey Co. (the Company), which the undersigned is entitled to vote at the annual meeting of shareholders of the Company (the Annual Meeting) to be held a the Hyrum W. Smith Auditorium, 2200 West Parkway Boulevard, Salt Lake City, Utah 84119-2331, on January 23, 2015 at 8:30 a.m., local time, or any adjournment(s) thereof.  This proxy is solicited on behalf of the Board of Directors of the Company.  This proxy, when properly executed and returned in a timely manner, will be voted as specified.  If no instructions are specified, this proxy will be voted “FOR” all nominees listed in Proposal 1 and “FOR” all other proposals.

1.	Election of seven directors of the Company, each to serve until the next Annual Meeting and until their respective successors shall be duly elected and shall qualify.
Nominees:  01 Clayton M. Christensen, 02 Michael Fung, 03 Dennis G. Heiner, 04 Donald J. McNamara, 05 Joel C. Peterson, 06 E. Kay Stepp, and 07 Robert A. Whitman.
☐	FOR all nominees	☐	WITHHOLD AUTHORITY All nominees	☐	FOR all nominees, except WITHHOLD AUTHORITY for the nominees(s) whose names(s) are circled above

2.	Advisory vote on approval of executive compensation.
☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2015.
☐	FOR	☐	AGAINST	☐	ABSTAIN

4.	Approve the 2015 Omnibus Incentive Plan.
☐	FOR	☐	AGAINST	☐	ABSTAIN

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held.
The Notice, the Proxy Statement and our 2014 Annual Report to shareholders are available at http://www.viewproxy.com/FranklinCovey/2015.

The Board of Directors unanimously recommends that the shareholders vote “FOR” all nominees listed in Proposal 1 and “FOR” all other proposals.  To vote in accordance with the Board of Directors’ recommendations, sign below.  The appropriate boxes may, but need not, be checked.  To vote against any proposal, or to abstain from voting on any proposal, check the appropriate box above.  PLEASE PRINT YOUR NAME AND SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. WHEN SHARES ARE HELD BY JOINT TENATNS, BOTH SHOULD SIGN.  WHEN SIGNING AS AN ATTORNYE, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.  IF A CORORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIEDENT OR OTHER AUTHORIZED OFFICER.  IF A PARTNERSHIP, PELASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Dated:_____________________________________________________________________
__________________________________________________________________________ Signature of Shareholder(s)
__________________________________________________________________________ Signature (if held jointly)

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